Exhibit 10.1

STOCK PURCHASE AGREEMENT

dated as of June 8, 2005

by and among

MMA MORTGAGE INVESTMENT CORPORATION

and

MUNICIPAL MORTGAGE & EQUITY, LLC

and

DAVID WILLIAMS

and

KEVIN FILTER

TABLE OF CONTENTS

ARTICLE I — DEFINITIONS	1
1.01. Definitions	1
ARTICLE II – SALE OF SHARES AND CLOSING	11
2.01. Purchase and Sale	11
2.02. Consideration	11
2.03. Closing	11
2.04. Deferred Purchase Price	12
2.05. Earn-out Amount	13
2.06. Adjustment to Purchase Price	15
2.07. Transfer Restrictions	17
2.08. Withholding Taxes	17
2.09. Certain Transaction Adjustments	17
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF SELLERS	18
3.01. Sellers	19
3.02. Due Execution	19
3.03. Organization of the Company	19
3.04. Capital Stock	19
3.05. Subsidiaries	19
3.06. No Conflicts; Consents and Approvals	20
3.07. Governmental Approvals and Filings	20
3.08. Financial Statements	20
3.09. Absence of Changes	21
3.10. Taxes	22
3.11. Legal Proceedings	24
3.12. Compliance With Laws and Orders	25
3.13. Benefit Plans; ERISA	25
3.14. Real Property	27
3.15. Tangible Personal Property	28
3.16. Intellectual Property Rights	28

i

3.17. Contracts	28
3.18. Licenses	30
3.19. Insurance	30
3.20. Employees; Labor Relations	31
3.21. Substantial Business Relationships	31
3.22. No Powers of Attorney	32
3.23. Defaults	32
3.24. Brokers	32
3.25. Status of Outstanding Loans	32
3.26. No Undisclosed Liabilities	33
3.27. Affiliate Transactions	34
3.28. Books and Records	34
3.29. Environmental Matters	34
3.30 Securities Restrictions	34
3.31. Accredited Investor Status	35
3.32. No Implied Representations	35
ARTICLE IV — REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MUNIMAE	35
4.01. Organization	35
4.02. Authority	35
4.03. No Conflicts	36
4.04. Governmental Approvals and Filings	36
4.05. Legal Proceedings	36
4.06. Financial Capability	36
4.07. Investigation; Forecasts	37
4.08. Purchase for Investment	37
4.09. Brokers	37
ARTICLE V — COVENANTS OF SELLERS	37
5.01. Regulatory and Other Approvals	37
5.02. Books and Records	38
5.03. Notice and Cure	38
5.04. Continued Access	38

5.05. Operation of the Business Prior to Closing	38
5.06. Tax Matters	39
5.07. No Solicitation, Etc.	39
5.08. Affiliate Transactions	40
ARTICLE VI — COVENANTS OF PURCHASER AND MUNIMAE	41
6.01. Regulatory and Other Approvals	41
6.02. Notice and Cure	41
6.03. Employees and Benefit Plans	42
6.04. Rule 144 Undertaking	42
6.05. Company Loan Officers	43
ARTICLE VII — TAX MATTERS AND POST-CLOSING TAXES	43
7.01. Pre-Closing Tax Returns	43
7.02. Transfer Taxes	44
7.03. Post-Closing Taxes and Sellers’ Post-Closing Taxes	44
7.04. Notification of Audits	45
7.05. Maintenance of Records	45
7.06. Purchase Price Adjustment	45
7.07. Tax Sharing Agreements	46
7.08. S Corporation Status	46
7.09. Section 338 Election	46
ARTICLE VIII — CONDITIONS TO CLOSING	46
8.01. Conditions to Obligations of Each Party	46
8.02. Additional Conditions to Purchaser’s Performance	46
8.03. Additional Conditions to Sellers’ Performance	48
ARTICLE IX — SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS	48
9.01. Survival of Representations, Warranties, Covenants and Agreements	48
9.02. Closing Certificate	49
ARTICLE X — TERMINATION	49
10.01. Termination	49
10.02. Effect of Termination	50
ARTICLE XI — INDEMNIFICATION	50

11.01. Tax Indemnifications	50
11.02. Other Indemnification	50
11.03. Method of Asserting Claims	52
11.04. Indemnity Payments	53
11.05. Subrogation.	54
11.06. Exclusive Remedy	54
ARTICLE XII — MISCELLANEOUS	54
12.01. Notices	54
12.02. Entire Agreement	55
12.03. Expenses	55
12.04. Public Announcements	56
12.05. Confidentiality	56
12.06. Further Assurances; Post-Closing Cooperation	57
12.07. Waiver	57
12.08. Amendment	58
12.09. No Third Party Beneficiary	58
12.10. No Assignment; Binding Effect	58
12.11. Headings; Exhibits	58
12.12. Breach; Abandonment	58
12.13 Waiver of Trial by Jury	58
12.14. Consent to Jurisdiction and Service of Process	59
12.15. Severability	59
12.16. Governing Law	59
12.17. Counterparts	59
12.18 Representation by Counsel	59

Exhibits
A	— Primary Calculation Amount Examples
B	— Form of Employment Agreements
C	— Representations and Warranties of MuniMae
D	— Form of Landlord Estoppel Certificate
E	— Form of Glaser Estoppel Certificate
F	— Installment Amount Examples
G	— Assignment of Loans
H	— Permitted Actions

I	— Additional Required Consents
J	— Form of Lease
K	— Form of Seller’s Certification

v

STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT dated as of June 8, 2005, is made and entered into by and among MMA MORTGAGE INVESTMENT CORPORATION, a Florida corporation (“Purchaser”), MUNICIPAL MORTGAGE & EQUITY, LLC, a Delaware limited liability company (“MuniMae”), and DAVID WILLIAMS, a resident of the State of Minnesota, and KEVIN FILTER, a resident of the State of Minnesota (together with David Williams, “Sellers”).

Recitals

     Sellers own or on the Closing Date will own in the aggregate all of the issued and outstanding shares of stock of Glaser Financial Group, Inc., a Minnesota corporation (the “Company”).

     Sellers desire to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of stock of the Company (the “Glaser Shares”) on the terms and subject to the conditions set forth in this Agreement.

     Now, therefore, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

     1.01. Definitions.

          (a) As used in this Agreement, the following defined terms shall have the meanings indicated below:

     “1934 Act” shall have the meaning set forth in item 4 of Exhibit C.

     “Actions or Proceedings” means any action, suit, administrative proceeding, arbitration or Governmental or Regulatory Authority audit or investigation.

     “Affiliate” means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise.

     “Agreement” means this Stock Purchase Agreement and the Exhibits, together with the Disclosure Schedule and the Schedules attached thereto.

K-1

     “Annual Origination Fee and Premium Income” means the origination fees and premium income earned on all products by the Company Loan Officers during any twelve-month period ending on the day immediately preceding an anniversary of the Closing Date. For the avoidance of doubt, Annual Origination Fee and Premium Income includes (i) the portion of origination fees and premiums earned through referrals from MuniMae or its other Subsidiaries and (ii) any and all broker fees, consulting fees, referral fees and any other fees related to the origination of a loan. Annual origination fees and premium income will be calculated so that the Company Loan Officers receive credit for origination fees collected at the closing of a loan during the Earn-out Period and associated premium income collected during the Earn-out Period or to be collected after the Earn-out Period, but subject to adjustment for any such premium income that is not actually collected by the Company.

     “Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including, without limitation, cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

     “Assigned Transactions” shall have the meaning set forth in Section 2.09(a).

     “Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer, member or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

     “Audited Financial Statement Date” means December 31, 2004.

     “Audited Financial Statements” means the Financial Statements for the fiscal year of the Company ended December 31, 2004.

     “Benefit Plan” means any Plan existing at any time prior to or on the date hereof, which the Company or any ERISA Affiliate sponsors, maintains, contributes to, or has any liability under as of the date hereof.

     “Bond Indemnity Agreement” means that Agreement of Indemnity dated June 3, 2002, among the Company, Sellers and their respective spouses, Curt D. Glaser and his spouse, and Great American Insurance Company.

     “Books and Records” means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including, without limitation, financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

     “Borrower” means the borrower on any loan which the Company originated, holds, or services, or which the Company has sold under any arrangement wherein the Company retains any risk of loss.

     “Business Combination” means with respect to any Person any merger, consolidation or combination to which such Person is a party, any sale, or other disposition of all or substantially all of the capital stock or other equity interests of such Person or any sale, dividend or other disposition of all or substantially all of the Assets and Properties of such Person.

     “Business Day” means a day other than Saturday, Sunday or any day on which banks located in any of the States of Maryland, Minnesota and New York are authorized or obligated to close.

     “Business Employee” shall have the meaning set forth in Section 3.20(a).

     “Business or Condition of the Company” means the business, condition (financial or otherwise), results of operations, Assets and Properties of the Company.

     “Cash Closing Payment” shall have the meaning set forth in Section 2.03.

     “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

          (i) the sale, lease, exchange or other transfer, directly or indirectly, of substantially all of the assets of MuniMae or Purchaser (in one transaction or in a series of related transactions) to a person or entity that is not controlled, directly or indirectly, by MuniMae or Purchaser;

          (ii) the approval by the stockholders of MuniMae or Purchaser of any plan or proposal for the liquidation or dissolution of MuniMae or Purchaser;

          (iii) any one person other than an Affiliate of MuniMae becomes after the Closing Date the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of twenty-five percent (25%)) or more of the combined voting power of MuniMae’s or Purchaser’s outstanding securities ordinarily having the right to vote at elections of directors; or

          (iv) a merger or consolidation to which MuniMae or Purchaser is a party if the stockholders of MuniMae or Purchaser immediately prior to the closing date of such merger or consolidation do not have “beneficial ownership” (as defined in Rule 13d-3 under the 1934 Act), immediately following the closing date of such merger or consolidation, of securities of the surviving corporation representing at least fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.

     “Claim Notice” means written notification pursuant to Section 11.03(a) of a Third Party Claim as to which indemnity under Section 11.02 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 11.02, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

     “Closing” means the closing of the transactions contemplated by Section 2.03.

     “Closing Agreement” means a written and legally binding agreement with a Governmental or Regulatory Authority relating to Taxes.

     “Closing Audit” shall have the meaning set forth in Section 2.06.

     “Closing Date” means the date and time as of which the Closing actually takes place.

     “Closing Date Average Share Price” means the average of the closing prices per share of MuniMae Common Shares on the New York Stock Exchange for the thirty (30) trading days immediately preceding the Closing Date.

     “COBRA” shall have the meaning set forth in Section 3.13(c).

     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

     “Company” shall have the meaning set forth in the first recital of this Agreement.

     “Company Loan Officers” means the Company’s six (6) loan officers existing on the date of this Agreement and each of Sellers.

     “Confidentiality Agreements” has the meaning given to such term in Section 12.05.

     “Contract” means any agreement, lease, evidence of Indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral); provided, however, that the term “Contract” shall not be deemed to include any evidence of Indebtedness related to loans made in the ordinary course of business to Borrowers that are not Associates or Affiliates of the Company or Sellers or any other documents or agreements related thereto.

     “Deferred Purchase Price” shall have the meaning set forth in Section 2.04(a).

     “Defined Benefit Plan” means each Pension Benefit Plan which is subject to Part 3 of Title 1 of ERISA, Section 412 of the Code or Title IV of ERISA.

     “Delivery Date Average Share Price” means the average of the closing prices per share of MuniMae Common Shares on the New York Stock Exchange for the thirty (30) trading days ending on (and including) the trading day immediately preceding (i) the relevant Installment Payment Date, in the case of payment of any Deferred Purchase Price, or (ii) the third anniversary of the Closing Date, in the case of payment of any Earn-out Amount.

     “Disclosure Schedule” shall have the meaning set forth in Article III.

     “Dispute Period” means the period ending thirty calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

     “DUS” means the Delegated Underwriting and Servicing relationships, status and guidelines as defined by Fannie Mae in its agreements and guidelines.

     “Earn-out Amount” shall have the meaning set forth in Section 2.05(c).

     “Earn-out Period” means the period commencing on the Closing Date and ending on the day immediately prior to the third anniversary of the Closing Date.

     “Employment Agreements” shall have the meaning set forth in Section 8.02.

     “Environmental Law” means any Law relating to human health, safety or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Materials in the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), or otherwise relating to the treatment, storage or disposal of any Hazardous Material.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

     “ERISA Affiliate” means any Person who is in the same controlled group of corporations or who is under common control, or is otherwise deemed to be a single employer, with Sellers or, before the Closing Date, the Company, pursuant to Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

     “Fannie Mae” means the Federal National Mortgage Association.

     “Financial Statements” means the financial statements of the Company delivered to Purchaser pursuant to Section 3.08.

     “Firm” shall have the meaning set forth in Section 2.06(b).

     “Freddie Mac” means the Federal Home Loan Mortgage Corporation.

     “GAAP” means United States generally accepted accounting principles, consistently applied throughout the specified period and in the immediately prior comparable period.

     “Glaser Redemption Debt” means the outstanding principal amount plus all accrued interest of the Company Indebtedness as of the Closing Date owing to Curt Glaser pursuant to a promissory note dated March 31, 2005.

     “Glaser Shares” shall have the meaning set forth in the second recital of this Agreement.

     “GNMA” means the Government National Mortgage Association.

     “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or any self-regulatory body of any stock exchange.

     “Hazardous Material” means (i) any chemicals, materials, substances or wastes which are now or hereafter become defined as or included in the definition of “ hazardous substances,” “ hazardous wastes,” “ hazardous materials,” “ extremely hazardous wastes,” “ restricted hazardous wastes,” “ toxic substances,” “ toxic pollutants” or words of similar import, under any Environmental Law, including, without limitation, any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); and (ii) any other chemical, material, substance or waste, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority.

     “HSR Act” means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

     “HUD” means the United States Department of Housing and Urban Development.

     “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases, (v) incurred pursuant to or as a result of Liens granted on the Company’s Assets and Properties, and (vi) in the nature of guarantees of the obligations described in clauses (i) through (v) above of any other Person.

     “Indemnified Party” means any Person claiming indemnification under any provision of Article XI.

     “Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article XI.

     “Indemnity Notice” means written notification pursuant to Section 11.03(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

     “Independent Accountant” shall have the meaning set forth in Section 2.05(d).

     “Installment Amount” shall have the meaning set forth in Section 2.04(c).

     “Installment Payment Date” shall have the meaning set forth in Section 2.04(b).

     “Intellectual Property” means all patents, patent applications, trademarks (whether registered or not), trademark applications, service mark registrations and service mark applications, trade names, trade dress, logos, slogans, tag lines, uniform resource locators, Internet domain names, Internet domain name applications, corporate names, copyright applications, registered copyrighted works and commercially significant unregistered copyrightable works (including proprietary software, books, written materials, prerecorded video or audio tapes, and other copyrightable works), technology, software, trade secrets, know-how, technical documentation, specifications, data, designs and other intellectual property and proprietary rights, including without limitation the right to sue for past infringements thereof.

     “Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company.

     “IRS” means the United States Internal Revenue Service.

     “Knowledge” means, with respect to the knowledge of a specified individual as to a particular fact or other matter, that (i) the specified individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to have otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter. The terms “Knowledge of Sellers,” “Sellers’ Knowledge” or words of similar import shall mean the Knowledge of Sellers and of Julieanne M. Campbell; and, with respect to Sections 3.11(a), 3.21 and 3.26 only, shall mean the Knowledge of Sellers, Julieanne M. Campbell, Stephen F. Nohava and Albert W. Libke.

     “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

     “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

     “Licenses” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

     “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

     “Loss” means any and all claims, liabilities, damages, fines, fees, penalties, deficiencies, losses and expenses (including, without limitation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other expenses of litigation or other proceedings or of any claim, default or assessment). For purposes of Article XI, the term “ Loss” shall mean a Loss as defined in the preceding sentence but net of insurance proceeds and net of any tax benefits actually received by an Indemnified Party as a result of the events giving rise thereto or thereof.

     “Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with such other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, financial condition, Assets and Properties, or results of operations of the Company; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect to the extent resulting from general business or economic conditions that do not have a disproportionate effect on the business of the Company; (ii) any change, event, violation, inaccuracy, circumstance or effect to the extent resulting from conditions generally affecting the industry in which the Sellers operate the business of the Company (other than any change, event, violation, inaccuracy, circumstance or effect resulting directly from any action or inaction taken by or on behalf of the Sellers); (iii) any change, event, violation, inaccuracy, circumstance or effect resulting from any breach by Purchaser of any provision of this Agreement; or (iv) any change, event, violation, inaccuracy, circumstance or effect resulting from the announcement of the transactions contemplated hereby.

     “Measurement Shares” means that number of MuniMae Common Shares as is equal to the quotient of Four Million Dollars ($4,000,000) divided by the Closing Date Average Share Price.

     “MuniMae Common Shares” means the common shares, no par value, of MuniMae.

     “MuniMae” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “MuniMae SEC Reports” shall have the meaning set forth in item 4 of Exhibit C.

     “Notice of Disagreement” shall have the meaning set forth in Section 2.05(d).

     “Operative Agreements” means the Employment Agreements and any other agreements to be entered into in connection with the transactions contemplated herein.

     “Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or (ii) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

     “Pension Benefit Plan” means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA.

     “Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings if adequate reserves with respect thereto have been established on the Company’s books in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a Liability that is not yet due and payable or which is being contested in good faith by appropriate proceedings if adequate reserves with respect thereto have been established on the Company’s books in accordance with GAAP, and (iii) any other Lien which individually or in the aggregate with other such Liens would not reasonably be expected to have a Material Adverse Effect.

     “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, trust, union, association, organization or other entity or Governmental or Regulatory Authority.

     “Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability or other insurance, severance, separation, change of control, or other employee benefit plan, agreement, practice, policy or arrangement of any kind, whether written or oral, and whether or not subject to ERISA including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

     “Post-Closing Taxes” shall have the meaning set forth in Section 7.03(a).

     “Post-Closing Tax Returns” shall have the meaning set forth in Section 7.03(a).

     “Pre-Closing Taxes” shall have the meaning set forth in Section 7.01.

     “Pre-Closing Tax Returns” shall have the meaning set forth in Section 7.01.

     “Primary Calculation Amount” shall have the meaning set forth in Section 2.05(c).

     “Purchase Price” shall have the meaning set forth in Section 2.02.

     “Purchaser” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Purchaser’s Benefit Plans” shall have the meaning set forth in Section 6.03.

     “Qualified Plan” means each Benefit Plan which is intended to qualify under Section 401(a)of the Code.

     “Representatives” means the officers, directors, employees, agents, counsel, accountants, financial advisors, consultants, and other representatives of a Person.

     “SEC” shall have the meaning set forth in item 4 of Exhibit C.

     “Securities Act” means the Securities Act of 1933, as amended.

     “Sellers” shall have the meaning set forth in the introductory paragraph of this Agreement.

     “Sellers’ Post-Closing Taxes” shall have the meaning set forth in Section 7.03(b).

     “Subsidiary” means, with respect to any Person (the “Owner”), any other Person in which the Owner, directly or indirectly through one or more Subsidiaries or otherwise, beneficially owns more than fifty percent of either the equity interests in, or the voting control of, such other Person.

     “Tax or Taxes” means any federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, unemployment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person.

     “Tax Ruling” means a written ruling of a Governmental or Regulatory Authority relating to Taxes.

     “Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, if applicable, combined or consolidated returns for any group of entities that includes the Company.

     “Third Party Claim” shall have the meaning set forth in Section 11.03(a).

     “Transaction” means the acquisition by Purchaser from Sellers of the Glaser Shares as contemplated by this Agreement.

     “Transfer Taxes” shall have the meaning set forth in Section 7.02.

     “Unaudited Financial Statement Date” means March 31, 2005.

     “Unaudited Financial Statements” means the Financial Statements for the most recent fiscal quarter of the Company ended March 31, 2005, and for the period ended April 30, 2005.

          (b) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company; and (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
SALE OF SHARES AND CLOSING

     2.01. Purchase and Sale. Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, all of the Glaser Shares at Closing on the terms and subject to the conditions set forth in this Agreement.

     2.02. Consideration. The aggregate consideration for the Glaser Shares is the Cash Closing Payment, plus the right to receive, in the future, (a) the Deferred Purchase Price described in Section 2.04, and (b) the Earn-out Amount as described in Section 2.05 below (collectively, the “Purchase Price”). The Purchase Price shall be payable in the manner provided in Sections 2.03, 2.04 and 2.05. The Purchase Price is subject to adjustment, and a portion of the Purchase Price is subject to deferral, as provided in Sections 2.03, 2.04, 2.05, 2.06 and 2.09.

     2.03. Closing.

          (a) The Closing will take place at the offices of Gallagher Evelius & Jones LLP, 218 N. Charles Street, Suite 400, Baltimore, Maryland 21201 at 10:00 a.m. eastern time on the third Business Day following the date on which all conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver of such conditions), or at such other time and place as Purchaser and Sellers mutually agree.

          (b) At the Closing, Purchaser will pay an amount (the “Cash Closing Payment”) equal to Fifty Million ($50,000,000) less the amount of the Glaser Redemption Debt as of the Closing Date. The Cash Closing Payment shall be paid by wire transfer in immediately available funds to such accounts as Sellers may reasonably direct by written notice delivered to Purchaser at least three (3) Business Days prior to Closing.

          (c) Simultaneously with the payment of the Cash Closing Payment, Sellers will assign and transfer to Purchaser good and valid title in and to the Glaser Shares, free and clear of all Liens, by delivering to Purchaser a certificate or certificates representing the Glaser Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached.

          (d) All payments of cash and all issuances of MuniMae Common Shares to Sellers, or their designees, pursuant to this Article II shall be made fifty percent (50%) to David Williams and fifty percent (50%) to Kevin Filter.

          (e) Purchaser intends that, immediately after its acquisition of the Glaser Shares, the Company and Purchaser shall merge. On the Closing Date, immediately following such merger, the surviving corporation shall pay in full the Glaser Redemption Debt against delivery to the surviving corporation of (i) the promissory note evidencing the Glaser Redemption Debt, marked “Paid in Full” and (ii) all stock certificates representing treasury shares of the Company pledged to secure payment of the Glaser Redemption Debt, which treasury shares shall have been released from any and all Liens thereon. If for any reason the merger does not occur immediately after Purchaser’s acquisition of the Glaser Shares, then, immediately after its acquisition of the Glaser Shares, Purchaser shall cause the Company to pay in full on the Closing Date the Glaser Redemption Debt against the same deliveries.

     2.04. Deferred Purchase Price.

          (a) The payment of a portion of the Purchase Price (the “Deferred Purchase Price”) shall be deferred and shall be paid by Purchaser at such times, in such manner and in such amounts as are set forth in this Section 2.04.

          (b) Purchaser shall pay the Deferred Purchase Price in three annual installments, on the fifth Business Day after each of the first, second and third anniversaries of the Closing Date (each such payment date being an “Installment Payment Date”).

          (c) On each Installment Payment Date, Purchaser shall pay to Sellers, in payment of the installment of the Deferred Purchase Price then due, an amount (the “Installment Amount”) equal to the greater of (i) $4,000,000 or (ii) the value of the Measurement Shares based on the related Delivery Date Average Share Price.

          (d) If the value of the Measurement Shares is equal to or greater than Four Million Dollars ($4,000,000), based on the related Delivery Date Average Share Price for a given Installment Payment Date, then Purchaser shall deliver to Sellers the Measurement Shares in payment of the Installment Amount due on that Installment Payment Date. If the value of the Measurement Shares is less than Four Million Dollars ($4,000,000), based on the related Delivery Date Average Share Price for a given Installment Payment Date, then Purchaser, at its sole option and discretion, may pay the related Installment Amount (i) in cash, (ii) by delivering to Sellers that number of MuniMae Common Shares as is equal to or most nearly exceeding the quotient of Four Million Dollars ($4,000,000) divided by the related Delivery Date Average Share Price, or (iii) in any combination of (i) and (ii) above. If on any given Installment Payment Date MuniMae Common Shares are no longer listed or traded on a national securities exchange or the NASDAQ stock market, Purchaser shall pay the related Installment Amount in cash. Purchaser shall pay the Installment Amount (i) if in cash, by wire transfer in immediately available funds, and (ii) if in MuniMae Common Shares, by transfer, in each case, to such accounts as Sellers shall designate in writing to Purchaser at least two (2) Business Days prior to the applicable Installment Payment Date. Exhibit F attached hereto sets forth an example, by way of illustration only, of the application of the provisions of this Section 2.04(d).

     2.05. Earn-out Amount.

          (a) Within ninety (90) days after the third anniversary of the Closing Date, Purchaser shall pay to Sellers, as part of the Purchase Price, the Earn-out Amount, if any. The Earn-out Amount shall be that amount determined in accordance with the provisions of Section 2.05(c).

          (b) Except as provided in this paragraph (b), the Earn-out Amount shall be payable by the assignment and transfer to Sellers of MuniMae Common Shares having a value based on the Delivery Date Average Share Price equal to or most nearly exceeding the Earn-out Amount then due. If the Delivery Date Average Share Price is less than the Closing Date Average Share Price, then Purchaser, at its sole option and discretion, may pay the Earn-out Amount (i) in cash, (ii) by delivering to Sellers that number of MuniMae Common Shares as has a value based on the Delivery Date Average Share Price as is equal to or most nearly exceeds the Earn-out Amount, or (iii) in any combination of (i) and (ii) above. If on the third anniversary of the Closing Date MuniMae Common Shares are not listed or traded on a national securities exchange or the NASDAQ stock market, Purchaser shall pay the Earn-out Amount in cash. Purchaser shall pay any Earn-out Amount (i) if in cash, by wire transfer in immediately available funds, and (ii) if in MuniMae Common Shares, by transfer, in each case, to such accounts as Sellers shall designate in writing to Purchaser not later than the date which is eighty (80) days after the third anniversary of the Closing Date.

          (c) The Earn-out Amount shall be the greater of the amounts calculated in accordance with clauses (i) and (ii) below; provided, however, that for purposes of this Agreement the Earn-Out Amount shall never be less than zero.

          (i) Five Million Dollars ($5,000,000) plus the product of (A) (1) the average annual amount of Annual Origination Fee and Premium Income for the Earn-out Period (such average amount not to exceed Five Million Five Hundred Thousand Dollars ($5,500,000)) minus (2) Five Million Five Hundred

Thousand Dollars ($5,500,000); and (B) two (2) (the “Primary Calculation Amount”);

          (ii) the product of (A) the Primary Calculation Amount and (B) a fraction, the numerator of which is the average of the closing prices per share of MuniMae Common Shares on the New York Stock Exchange for the thirty (30) trading days immediately preceding the third anniversary of the Closing Date and the denominator of which is the Closing Date Average Share Price.

          (d) Exhibit A attached hereto sets forth an example, by way of illustration only, of the calculation of the Primary Calculation Amount. The Primary Calculation Amount shall be calculated based upon internally prepared statements of the Annual Origination Fee and Premium Income for the three-year period ending on the third anniversary of the Closing Date, which statements shall be delivered by Purchaser to Sellers not later than ninety (90) days after each anniversary of the Closing Date. If after review of any such statements Sellers reasonably disagree with Purchaser’s calculation of the Annual Origination Fee or Premium Income, Sellers will notify Purchaser in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) days after delivery of the statement. The Notice of Disagreement will set forth in reasonable detail the basis for the disagreement. Thereafter, Purchaser and Sellers will attempt in good faith to resolve and finally determine the Annual Origination Fee and Premium Income. If Purchaser and Sellers are unable to resolve the disagreement within twenty (20) days after the delivery of the Notice of Disagreement, Purchaser and Sellers will appoint PricewaterhouseCoopers LLP or another nationally recognized independent accounting firm as mutually agreed upon by Purchaser and Sellers (the “Independent Accountant”), to resolve the disputed items and make a determination with respect thereto. Promptly, but not later than thirty (30) business days after the acceptance of its appointment, the Independent Accountant will determine (based solely on presentations by Purchaser and Sellers to the Independent Accountant and not by independent review) only those items in dispute and shall render a report as to its resolution of such items and the resulting calculation of the Annual Origination Fee and Premium Income. In resolving any disputed item, the Independent Accountant may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party. The determination by the Independent Accountant will be final, binding and conclusive upon the parties hereto. The fees, costs and expenses payable to the Independent Accountant incurred in the resolution of such dispute shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Sellers, on the one hand, and Purchaser, on the other hand, from the resolution of the dispute. For example, if Sellers challenge Purchaser’s calculation of the Annual Origination Fee by an amount of One Hundred Thousand Dollars ($100,000) but the Independent Accountant determines that Sellers have a valid claim for only Forty Thousand Dollars ($40,000), Sellers shall bear sixty percent (60%) of the fees and expenses of the Independent Accountant and Purchaser shall bear forty percent (40%) of the fees and expenses of the Independent Accountant.

          (e) If Sellers do not timely give a Notice of Disagreement, Purchaser’s calculation of the Annual Origination Fee and Premium Income shall be deemed conclusive and binding on Sellers and Purchaser.

          (f) If, prior to the third anniversary of the Closing Date, any of the six (6) existing Company Loan Officers other than Sellers ceases to be employed by the Company for any reason, for purposes of determining Annual Origination Fee and Premium Income, the departed loan officer may be replaced by Sellers, on terms and at compensation levels consistent with the Company’s past practices, subject to the approval of Purchaser, which approval will not be unreasonably withheld.

          (g) If prior to the third anniversary of the Closing Date there shall be a Change in Control which results, or is likely to result, in a material impairment of Sellers’ ability to generate Annual Origination Fee and Premium Income, the Earn-Out Amount shall be fixed at Five Million Dollars ($5,000,000) and shall be immediately due and payable. Such accelerated Earn-Out Amount shall be paid, at the sole option and discretion of Sellers, (i) in cash, (ii) by delivering to Sellers that number of shares of the capital stock of MuniMae or the Person that acquires control of the Company as has a fair market value equal to or most nearly exceeding Five Million Dollars ($5,000,000), or (iii) in any combination of (i) and (ii) above.

          (h) Each of Purchaser and MuniMae hereby agrees to conduct the business and to permit Sellers to conduct the business of the Company so as not to unreasonably interfere with Sellers’ ability to maximize the amount of the Earn-Out Amount paid to Sellers under this Section 2.05. In furtherance of and without limiting the foregoing, Purchaser agrees that, during the Earn-out Period, Sellers shall have the general right to set the pricing of all products included in the calculation of the amount of the Annual Origination Fee and Premium Income, subject to and consistent with market conditions and Purchaser’s pricing of similar products to those offered by the Company.

     2.06. Adjustment to Purchase Price.

          (a) The Purchase Price shall be reduced by the amount, if any, by which the Company’s working capital is less than Five Hundred Thousand Dollars ($500,000) as of the Closing Date. The Purchase Price shall be increased by the amount, if any, by which the Company’s working capital is greater than Five Hundred Thousand Dollars as of the Closing Date, provided that in no event shall such increase in the Purchase Price be greater than Two Hundred Thousand Dollars ($200,000) even if the amount of working capital as of the Closing Date is greater than Seven Hundred Thousand Dollars ($700,000). For purposes of this Agreement, the Company’s working capital shall be determined as follows: cash and cash equivalents, notes receivable from Sherman Associates, Inc. and Plymouth Leased Housing Associates, Limited Partnership, accounts receivable and prepaid expenses less accounts payable, accrued expenses and accrued compensation and withholding. The amount of working capital as of the Closing Date shall be determined by an audit of the Company’s financial condition as of the Closing Date (the “Closing Audit”). Such audit shall be conducted at Purchaser’s sole expense by PricewaterhouseCoopers LLP in accordance with GAAP. Purchaser shall initiate the Closing Audit immediately after Closing and shall use commercially reasonable efforts to have the Closing Audit completed as soon as possible but in any event not later than one hundred twenty (120) days after the Closing Date.

          (b) Unless Sellers notify Purchaser in writing that Sellers disagree with any aspect of the Closing Audit (such notice to include Sellers’ objections and reasonably detailed proposed revisions to said audit and in reasonable detail the basis therefor) within thirty (30) days after receipt thereof, the Closing Audit shall be conclusive and binding on Purchaser and Sellers. If Sellers so notify Purchaser in writing within such thirty (30) day period, then Purchaser and Sellers shall attempt to resolve their differences with respect thereto within fifteen (15) days after Purchaser’s receipt of Sellers’ written notice of disagreement. If Purchaser and Sellers resolve their differences with respect to the Closing Audit within such fifteen (15) day period, then the Closing Audit, with such modifications necessary to reflect such agreement of Purchaser and Sellers, shall be conclusive and binding on Purchaser and Sellers. Any disputes not resolved by Sellers and Purchaser within such fifteen (15) day period regarding the Closing Audit will be resolved by a nationally recognized independent accounting firm jointly retained by Sellers and Purchaser (the “Firm”). The Firm shall make a determination on the disputes so submitted as well as such modifications, if any, to the Closing Audit as reflect such determination, and the same shall be conclusive and binding upon the parties. The determination of the Firm for any item in dispute cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Closing Audit, in the case of Purchaser, or in the notice described in the first sentence of this paragraph, in the case of Sellers. The fees and expenses of the Firm shall be borne by the parties in such proportion as is appropriate to reflect the relative benefits received by Sellers, on the one hand, and Purchaser, on the other hand, from the determination of the Firm. For example, if the Closing Audit finds the amount of working capital as of the Closing Date is Four Hundred Thousand Dollars ($400,000), Sellers state in their notice of disagreement that such amount is Six Hundred Thousand Dollars ($600,000), and the Firm determines that such amount is Four Hundred Fifty Thousand Dollars ($450,000) with Sellers having a valid claim for only Fifty Thousand Dollars ($50,000) of the additional Two Hundred Thousand Dollars ($200,000) claimed by them, then Sellers shall bear seventy-five percent (75%) of the fees and expenses of the Firm and Purchaser shall bear twenty-five percent (25%) of the fees and expenses of the Firm. The Firm shall be instructed to render its decision in accordance with the terms hereof, and such decision shall be conclusive and binding upon Purchaser and Sellers.

          (c) Not later than thirty (30) days after the engagement of the Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), the parties shall submit simultaneous briefs to the Firm (with a copy to the other parties) setting forth their respective positions regarding the issues in dispute, and not later than thirty (30) days after the submission of such briefs the parties shall submit simultaneous reply briefs (with a copy to the other parties). The Firm shall render its decision resolving the dispute as soon as practicable after submission of the reply briefs. If additional briefing, a hearing, or other information is required by the Firm, the Firm shall give notice thereof to the parties as soon as practicable, and the parties shall promptly respond with a view to minimizing any delay in the decision date. The procedures of this Section 2.06 are exclusive and the decision rendered pursuant to this Section 2.06 may be filed as a judgment in any court of competent jurisdiction. Either party may seek specific enforcement or take other necessary legal action to enforce any determination made by the Firm under this Section 2.06. The other party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or on the part of the Firm.

          (d) The amount of any increase or reduction in the Purchase Price as a result of this Section 2.06 shall be payable by Purchaser (in the case of an increase in the Purchase Price) or Sellers (in the case of a decrease in the Purchase Price) within thirty (30) days after the date that the Closing Audit is deemed conclusive and binding upon Purchaser and Sellers pursuant to Section 2.06(b). Notwithstanding any provision of this Agreement to the contrary, Purchaser, at its sole option and discretion, may set off the amount of any Purchase Price reduction pursuant to this Section 2.06 against any payment by it of any installment of the Deferred Purchase Price or any payment by it of the Earn-out Amount.

     2.07. Transfer Restrictions. Sellers shall not assign, convey, pledge or otherwise transfer or encumber their right to the Deferred Purchase Price or the Earn-out Amount except between each other and, for estate planning purposes, to members of their immediate families or trusts the sole beneficiaries of which are members of their immediate families.

     2.08 Withholding Taxes. Purchaser shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid by Purchaser to the Person with respect to whom such deduction and withholding was made by Purchaser. Purchaser hereby represents to Sellers that it is not aware of any withholding obligation applicable to the acquisition of the Glaser Shares from Sellers in exchange for the Purchase Price provided that Sellers, at the request of Purchaser, provide a properly completed IRS Form W-9 demonstrating their exemption from backup withholding under Code Section 3406.

     2.09. Certain Transaction Adjustments.

          (a) Sellers shall cause the Company to assign to Purchaser all of the Company’s right to make the two loans known as the Sunrise Portfolio and the Village at Waterman Lake (collectively, the “Assigned Transactions”), including all of the Company’s right, title and interest in any origination, premium or other fees associated therewith, at least one (1) Business Day prior to the date on which the Company reasonably expects that all conditions precedent to the closing of the Assigned Transaction will be met and the associated loan is reasonably expected to be funded. This assignment shall be effectuated by the delivery by the Company of the assignment in the form attached hereto as Exhibit G. The Purchaser hereby appoints Sellers as its duly authorized agents for all purposes in effectuating the closing of these two transactions in Purchaser’s name.

          (b) The Purchase Price shall be increased by Five Hundred Sixty-Two Thousand Five Hundred Dollars ($562,500) if the Sunrise Portfolio closes on or before August

15, 2005, and by One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) if the Village at Waterman Lake transaction closes on or before August 1, 2005. Any such increase shall be paid or provided for as part of the purchase price adjustment process under Section 2.06. To the extent either of such transactions closes on or before the respective dates set forth, and the Purchase Price is thereby increased, the origination fees associated with such transaction shall not be included in Annual Origination Fee and Premium Income for purposes of Section 2.05. To the extent either of such transactions does not close on or before its respective date, this paragraph (b) shall not apply to such transaction.

          (c) If Closing under this Agreement does not occur by August 1, 2005, with respect to the Village at Waterman Lake transaction, or by August 15, 2005, with respect to the Sunrise Portfolio, Purchaser shall by the respective date for each Assigned Transaction (i) assign to the Company all of Purchaser’s right to close such Assigned Transaction if it has not yet closed, including all of Purchaser’s right, title and interest in any origination, premium, or other fees associated therewith, and paragraph (b) above shall no longer apply to such Assigned Transaction; or (ii) if such Assigned Transaction has closed, sell to the Company all of the Purchaser’s right, title and interest in any loan resulting from such closing at a sale price of par minus all origination and other fees actually collected by Purchaser in connection with the closing of such Assigned Transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

     Subject to the specific exceptions disclosed in the disclosure schedules delivered by Sellers to Purchaser and dated as of the date hereof (the “Disclosure Schedule”), Sellers, jointly and severally, represent and warrant to Purchaser on the date hereof, and as of the Closing as though made at Closing, as follows below. Each item disclosed in the Disclosure Schedule as an exception to a given representation and warranty shall constitute an exception to the given representation and warranty and shall be deemed to be disclosed with respect to each section of the Disclosure Schedule (i) that is specifically identified (by cross reference or otherwise) in the Disclosure Schedule as being qualified by such exception, or (ii) with respect to which the relevance of such exception is reasonably apparent on the face of the disclosure of such exception set forth in the Disclosure Schedule, so long as such item is fairly described with reasonable particularity and detail.

     If the disclosure provided by Sellers in the Disclosure Schedule is in greater detail than is required by the particular representation and warranty of Sellers: (i) such disclosure is not an admission by Sellers that the disclosed information is material; and (ii) no representation or warranty is made with respect to information contained in the Disclosure Schedule to the extent such information is not required to be disclosed because it is clearly below specific dollar thresholds specified in the representations and warranties contained in this Agreement. Furthermore, a threshold of materiality being provided by Sellers on a particular section of the Disclosure Schedule is not intended to be an indication of the threshold of materiality for any other section of the Disclosure Schedule. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of Sellers to any third party or an admission against the

Seller’s interest. Terms defined in this Agreement are used with the same meaning in the Disclosure Schedule.

     3.01. Sellers. Sellers are individuals residing in the State of Minnesota. No consent or approval on the part of any spouse of the any Seller is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which any Seller is a party of the consummation of the transactions contemplated hereby or thereby.

     3.02. Due Execution. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, recharacterization or other similar laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law).

     3.03. Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Schedule 3.03. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Assets and Properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The name of each director and officer of the Company on the date hereof, and the position with the Company held by each, are listed in Schedule 3.03. Sellers have prior to the execution of this Agreement delivered to Purchaser true and complete copies of the articles of incorporation and by-laws of the Company as in effect on the date hereof.

     3.04. Capital Stock. The authorized capital stock of the Company consists solely of 25,000 shares of common stock, $0.01 par value per share, of which only 11,180 shares of common stock are issued and outstanding and 5,590 are held in treasury. The Glaser Shares constitute all of the issued and outstanding capital stock of the Company and are duly authorized, validly issued, fully paid and nonassessable. Sellers will, immediately prior to the Closing, own the Glaser Shares, beneficially and of record, subject only to those Liens listed on Schedule 3.04. The treasury shares are held by the Company subject only to those Liens listed on Schedule 3.04. There are no outstanding Options with respect to the Company. At Closing, Sellers will deliver to Purchaser a certificate or certificates representing the Glaser Shares in the manner provided in Section 2.03 and will transfer to Purchaser good and valid title to the Glaser Shares, free and clear of all Liens (other than normal restrictions on transfer under applicable federal and state securities laws).

     3.05. Subsidiaries. The Company has no Subsidiaries.

     3.06. No Conflicts; Consents and Approvals. The execution and delivery by Sellers of this Agreement does not, and the execution and delivery by Sellers of the Operative Agreements to which they are a party, the performance by Sellers of their obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.06(b), conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Sellers or the Company or any of its Assets and Properties; or

          (c) except as disclosed in Schedule 3.06(c), (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Sellers or the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any Lien upon the Glaser Shares, Sellers or the Company or any of its Assets and Properties under, any Contract or License to which Sellers or the Company is a party or by which any of the Company’s Assets and Properties is bound.

     3.07. Governmental Approvals and Filings. Except as disclosed in Schedule 3.07, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Sellers or the Company is required in connection with the execution, delivery and performance of this Agreement or any of the Operative Agreements to which they are a party or the consummation of the transactions contemplated hereby or thereby.

     3.08. Financial Statements. Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of the following financial statements:

          (a) the audited balance sheets of the Company as of December 31, 2002, 2003 and 2004, and the related audited statements of earnings and comprehensive earnings, stockholders’ equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Deloitte & Touche, LLP and all letters from such accountants with respect to the results of such audits; and

          (b) the unaudited balance sheets and statements of earnings of the Company as of the fiscal quarter ended March 31, 2005, and the unaudited balance sheets and statements of earnings of the Company as of the periods ended April 30, 2005.

Except as set forth in the notes thereto or in Schedule 3.08, all such financial statements were prepared in accordance with GAAP and fairly present the consolidated financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of such Unaudited Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, have a Material Adverse Effect) and the absence of notes that, if presented, would not differ materially from those included in the Audited Financial Statements for the fiscal year ended December 31, 2004.

     3.09. Absence of Changes. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto, since the Audited Financial Statement Date, there has not been any material adverse change, or any event or development which, individually or together with other such events, could reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as disclosed in Schedule 3.09(b), there has not occurred since the Audited Financial Statement Date:

          (i) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of any such capital stock of or any Option with respect to the Company;

          (ii) any authorization, issuance, sale or other disposition by the Company of any shares of capital stock of or Option with respect to the Company, or any modification or amendment of any right of any holder of any outstanding shares of capital stock of or Option with respect to the Company relating to such capital stock or Option;

          (iii) (x) any increase in the salary, wages or other compensation of any officer or employee of the Company whose total compensation is, or after giving effect to such change would be, $100,000 or more; (y) any establishment or modification of (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Benefit Plan, employment Contract or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Benefit Plan, employment Contract or other employee compensation arrangement; or (z) any adoption, entering into, amendment, modification or termination (partial or complete) of any Benefit Plan except to the extent required by applicable Law;

          (iv) any incurrence by the Company of Indebtedness in an aggregate principal amount exceeding $100,000, other than Indebtedness used to fund loans to Borrowers which has been incurred in the ordinary course of business in accordance with past practices;

          (v) any physical damage, destruction or other casualty loss not covered by insurance affecting any of the plant, real or personal property or equipment of the Company in an aggregate amount exceeding or expected to exceed $100,000;

          (vi) any acquisition or disposition of, or incurrence of a Lien (other than a Permitted Lien) on, any Assets and Properties of the Company, other than in the ordinary course of business consistent with past practice;

          (vii) any (x) amendment of the certificate or articles of incorporation or by-laws (or other comparable corporate charter documents) of the Company, (y) reorganization, liquidation or dissolution of the Company or (z) Business Combination involving the Company and any other Person;

          (viii) any commencement or termination by the Company of any line of business;

          (ix) any transaction by the Company with Sellers, any officer, director, Affiliate or Associate of Sellers or any Associate of any such officer, director or Affiliate (other than the Company) (A) outside the ordinary course of business consistent with past practice or (B) other than on an arm’s-length basis, or (C) other than pursuant to any Contract in effect on the Audited Financial Statement Date and disclosed to Purchaser pursuant to Section 3.17(a)(vii);

          (x) any lease of real property;

          (xi) any notice by Fannie Mae, Freddie Mac or HUD of the termination of, or of an intent to terminate or discontinue, any business relationship;

          (xii) any departure by, or termination of, any key employees of the Company, including any of the Company Loan Officers or any of the directors or officers of the Company listed in Schedule 3.03 or any of the senior management employees of the Company listed in Schedule 3.20(a) other than the departure of Curt Glaser; or the hiring of any additional senior management employees;

          (xiii) any material change in the accounting methods used by the Company; or

          (xiv) to Sellers’ Knowledge, any change in law, statute or regulation applicable to the Company or affecting the Company’s business or Assets and Properties which would reasonably be expected to have a Material Adverse Effect.

     3.10. Taxes. Except as disclosed in Schedule 3.10 (with paragraph references corresponding to those set forth below):

          (a) The Company has timely filed, after giving effect to any applicable extensions, all state and federal income Tax Returns, and all other material Tax Returns, required to be filed by applicable Law, maintained all documents and records relating to Taxes as are required to be made or provided by it and has complied in all material respects with all legislation relating to Taxes applicable to it, and all such Tax Returns were true, complete and correct in all material respects. The Company has, within the time and in the manner prescribed by law, paid all Taxes shown to be due and payable on its Tax Returns.

          (b) The Company has not received written notice of any claim, and to Sellers’ Knowledge no claim has ever been made, by any authority of a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by the jurisdiction.

          (c) There are no Liens for any Taxes with respect to any Assets and Properties of the Company except Permitted Liens.

          (d) The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (e) The Company has not executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

          (f) No deficiency for any Taxes has been proposed, asserted or assessed against the Company that has not been resolved and paid in full.

          (g) No audits or other administrative proceedings or court proceedings are currently pending with regard to any Taxes or Tax Returns of the Company; neither Sellers nor the Company has received written notice from any Governmental Authority (i) indicating that it intends to audit the Company Tax affairs or (ii) requesting information related to Tax Matters. To Sellers’ Knowledge no Governmental Authority intends to audit the Company’s Tax affairs or has requested information related to Tax matters.

          (h) The Company has not received a Tax Ruling or entered into a Closing Agreement with any Governmental Authority that would have a Material Adverse Effect upon the Company after the Closing Date.

          (i) Sellers have no Knowledge that would lead them to reasonably expect that any Governmental or Regulatory Authority will assess any additional Taxes for any period for which Tax Returns have been filed.

          (j) Sellers have no Knowledge of any event, transaction, act or omission has occurred which could result in the Company becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other Person.

          (k) The Company has complied (and until the Closing Date will comply) with the provisions of the Code relating to the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Code §§1441 through 1446, 3401 through 3606, and 6041 and 6049, as well as similar provisions under any other applicable Laws, and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required in connection with amounts paid or owing to any employee.

          (l) The Company is not a party to any agreement, contract, or arrangement that would result, separately or in the aggregate, in the payment of any “ excess parachute payments” within the meaning of Code §280G.

          (m) The Company has not filed a consent pursuant to Code §341(f) or agreed to have Code §341(f)(2) apply to any disposition of a subsection (f) asset (as that term is defined in Code §341(f)(4)) owned by the Company.

          (n) The Company is not required to include in income any adjustment pursuant to Code §481(a) by reason of a voluntary change in accounting method initiated by the Company, and the IRS has not proposed any such adjustment or change in accounting method.

          (o) No election under Code §338 (or any predecessor provisions) has been made with respect to any of the Assets and Properties of the Company.

          (p) The Company is not subject to any Tax allocation or sharing or similar agreements under which the Company or Purchaser may have liability for Taxes of any other Person.

          (q) Sellers have delivered to Purchaser for calendar years 2001, 2002 and 2003 complete and accurate copies of (i) all state and federal income tax returns, and any amendments thereto, filed by the Company, (ii) all audit reports received from any Governmental Authority relating to any state or federal income tax return and (iii) all Closing Agreements entered into by the Company with any Governmental Authority.

          (r) Sellers have provided Purchaser with a schedule that sets forth, as of the most recent practicable date, the basis of the Company in its Assets and Properties.

          (s) The Company (and any predecessor to the Company) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 at all times since November 1, 1997, and the Company will be an S Corporation up to and including the day before the Closing Date.

          (t) The Company elected S corporation status effective November 1, 1997, and has potential liability for Tax under Code §1374. For purposes of this Agreement all Taxes under Code §1374 in respect of any period ending prior to the Closing Date, whether or not shown on Schedule 3.10, shall be deemed to be Pre-Closing Taxes. The Company has not, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

     3.11. Legal Proceedings. Except as disclosed in Schedule 3.11:

          (a) there are no Actions or Proceedings pending or, to the Knowledge of Sellers, threatened against, Sellers or the Company or any of its Assets and Properties which (i) could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements or otherwise result in a material diminution of the benefits contemplated by this Agreement or any of the Operative Agreements to Purchaser, or (ii) if determined adversely to Sellers or the Company, could reasonably be expected to result in (x) any injunction or other equitable relief against the Company that would interfere in any material respect with its business or operations or could otherwise be reasonably expected to have a Material Adverse Effect or (y) Losses by the Company, individually or in the aggregate exceeding $100,000; and

          (b) there are no Orders outstanding against the Company.

Prior to the execution of this Agreement, Sellers have delivered to Purchaser all responses of counsel for the Company to auditors’ requests for information delivered in connection with the Audited Financial Statements (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against the Company.

     3.12. Compliance With Laws and Orders. Except as disclosed in Schedule 3.12, the Company is not, in any material respect, in violation of any applicable federal, state or local law, statute, rule, regulation or ordinance. Since December 31, 2003, the Company has not received any written notice that it is in violation of or in default under any Law or Order applicable to the Company or any of its Assets and Properties. Neither the Company nor, to the Knowledge of Sellers, any director, officer, agent, employee or other Person associated with or acting on behalf of the Company has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

     3.13. Benefit Plans; ERISA.

          (a) Schedule 3.13(a) (i) contains a true and complete list and description of each Benefit Plan, (ii) identifies each Benefit Plan that is a Qualified Plan, (iii) identifies each Benefit Plan that is fully insured, and (iv) identifies each Benefit Plan in respect of which the Company has relied on a prototype or volume submitter Plan. Except as set forth on Schedule 3.13(a), the Company has not scheduled or agreed upon future increases of benefit levels (or creations of new benefits) with respect to any Benefit Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by Business Employees under circumstances which make it reasonable to expect that such increases will be granted.

          (b) Neither the Company nor any ERISA Affiliate, or any predecessor thereof, has at any time during the five-year period preceding the date of this Agreement, maintained or contributed to a Defined Benefit Plan.

          (c) The Company does not maintain and is not obligated to provide welfare benefits under any life, medical or health Benefit Plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 ( “COBRA”), as amended or any comparable state law.

          (d) Neither the Company nor any ERISA Affiliate has at any time contributed to any “multiemployer plan” as that term is defined in Section 3(37) of ERISA and in Section 4001(a)(3) of ERISA.

          (e) Each Benefit Plan is, and its administration is and has been since inception, in all material respects in compliance with, and the Company has not received any claim or notice that any such Benefit Plan is not in compliance with, all applicable Laws and Orders, (including all tax rules for which favorable tax treatment is intended), without limitation, the requirements of ERISA, the Code, the Age Discrimination in Employment Act (to the extent applicable), the Equal Pay Act (to the extent applicable) and Title VII of the Civil Rights Act of 1964 (to the extent applicable). Each Qualified Plan has met the requirements for qualification under Section 401(a) of the Code. Each Qualified Plan has been determined by the IRS to be so qualified (unless the Company relies on the Opinion Letter issued to the sponsor or a prototype or volume submitter plan with respect to such Qualified Plan) and such determination has not been modified, revoked or limited, and to the Knowledge of Sellers, no circumstances have occurred that would adversely affect the tax-qualified status of any such Qualified Plan.

          (f) Neither Sellers nor the Company is in default in performing any of its contractual obligations under any Benefit Plan or any related trust agreement or insurance contract, (ii) all contributions and other payments required to be made by Sellers or the Company to any Benefit Plan with respect to any period ending on the date hereof have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in Financial Statements in accordance with GAAP, and (iii) there are no material Liabilities of or under any Benefit Plan other than Liabilities for benefits to be paid to participants in such Benefit Plan and their beneficiaries in accordance with the terms of such Benefit Plan.

          (g) To the Knowledge of Sellers, except as set forth on Schedule 3.13(g), no event has occurred, and there exists no condition or set of circumstances in connection with any Benefit Plan, under which the Company or any Benefit Plan could reasonably be expected to be subject to any risk of material liability (including, without limitation, liability under Sections 406, 409 or 502(i) of ERISA, Title IV of ERISA or Section 4975 of the Code) other than to make contributions or to pay benefits in the ordinary course.

          (h) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or to the Knowledge of Sellers, threatened, alleging any breach of the terms of any such Benefit Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such Benefit Plan.

          (i) No employer securities, employer real property or other employer property is included in the assets of any Benefit Plan.

          (j) Except as set forth on Schedule 3.13(j), no Benefit Plan will result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Company (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein. The Company does not maintain any Benefit Plan which provides severance or similar benefits to current or former employees or other service providers.

          (k) The Company has not originated any loan with respect to any Benefit Plan.

          (l) Except as set forth on Schedule 3.13(l) the Company has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Benefit Plan) all employees, leased employees, consultants and independent contractors.

          (m) With respect to each such Benefit Plan, true, correct and complete copies of the applicable following documents have been delivered to Purchaser: (i) all current Plan documents and related trust documents, and any amendment thereto; (ii) Forms 5500, financial statements, and actuarial reports for the last three Plan years; (iii) the most recently issued IRS determination letter; (iv) summary plan descriptions and all summaries of material modifications; and (v) all written material communications to employees relating to such Plans.

          (n) Each Benefit Plan may be amended and terminated in accordance with its terms and applicable Law.

          (o) Schedule 3.13(o) contains the following information, as of May 31, 2005, with respect to the Medical and Dependent Care Flexible Spending Accounts under the Glaser Financial Group, Inc. Section 125 Cafeteria Plan: total 2005 medical flexible spending account elections, salary reductions from participant’s paychecks for medical flexible spending account contributions, total claims paid for medical flexible spending account reimbursements, total 2005 dependent care flexible spending account elections, salary reductions from participant’s paychecks for dependent care flexible spending account contributions and total claims paid for dependent care flexible spending account reimbursements.

     3.14. Real Property.

          (a) The Company does not own any real property. Schedule 3.14(a) contains a true and correct list of each parcel of real property leased by the Company (as lessee).

          (b) The Company has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it for the full term of the lease thereof. Each lease referred to in paragraph (a) above is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company and, except as set forth in Schedule 3.14(b), the Company has not received written notice of any, default thereunder. The Company does not owe any brokerage commissions with respect to any such leased space.

          (c) Sellers have delivered to Purchaser prior to the execution of this Agreement true and complete copies of all leases (including any amendments and renewal letters) with respect to the real property listed in Schedule 3.14(a).

     3.15. Tangible Personal Property. The Company is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the balance sheet included in the Unaudited Financial Statements for the period ended on the Unaudited Financial Statement Date and tangible personal property acquired since the Unaudited Financial Statement Date other than property disposed of since such date in the ordinary course of business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens and Liens disclosed in Schedule 3.15.

     3.16. Intellectual Property Rights. Schedule 3.16 lists all of the rights of the Company in Intellectual Property (other than know-how) that: (i) is owned by, licensed to or otherwise controlled by the Company; or (ii) is used in the conduct of the business of the Company. Except as disclosed in Schedule 3.16, in shrink-wrap licenses, in “click to accept” licenses or in other Contracts listed in the Disclosure Schedule, (i) to Sellers’ Knowledge, there are no restrictions on such Intellectual Property that would prevent or impair the continued use of such Intellectual Property upon the consummation of the Closing or the merger of the Company into Purchaser, (ii) Sellers have delivered or made available to Purchaser prior to the execution of this Agreement all material documentation in Sellers’ possession with respect to any invention, process, design, computer program or other know-how or trade secret included in such Intellectual Property, (iii) the Company has not received any written notice that it is in default under any license to use such Intellectual Property, and (iv) to the Knowledge of Sellers, such Intellectual Property is not being infringed by any other Person. Neither Sellers nor the Company has received written notice that the Company is infringing any Intellectual Property of any other Person.

     3.17. Contracts.

          (a) Schedule 3.17(a) (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been delivered to Purchaser prior to the execution of this Agreement), to which the Company is a party or by which any of their respective Assets and Properties is bound:

               (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract.

               (ii) all Contracts with any Person containing any provision or covenant prohibiting or limiting the ability of the Company to engage in any business activity or compete with any Person or prohibiting or limiting the ability of any Person to compete with the Company;

               (iii) all partnership, joint venture, shareholders’ or other similar Contracts with any Person;

               (iv) all Contracts relating to Indebtedness of the Company in excess of $100,000;

               (v) all collective bargaining or similar labor Contracts;

               (vi) all Contracts that (A) limit or contain restrictions on the ability of the Company to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any Business Combination or (B) require the Company to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

               (vii) all Contracts between or among the Company on the one hand and any of Sellers or Sellers’ Associates or any employees of the Company on the other hand (other than Benefit Plans and employment contracts already disclosed in Schedule 3.17(a) and described in (i) above);

               (viii) all other Contracts that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company of more than $100,000 and (B) cannot be terminated within thirty (30) calendar days after giving notice of termination without resulting in any material cost or penalty to the Company; and

               (ix) to the extent not otherwise covered by clauses (i) to (viii) above, and except for Contracts related to the actual assignment and sale of individual loans made by the Company to Borrowers in the ordinary course of business in accordance with past practices, all written Contracts with Fannie Mae, HUD, GNMA, or Freddie Mac and all other Contracts pursuant to which the Company originates, sells or services mortgage loans.

          (b) Each Contract required to be disclosed in Schedule 3.17(a) is in full force and effect and constitutes a legal, valid and binding agreement, enforceable against the Company to the extent a party thereto in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, recharacterization or other similar laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at law); and except as disclosed in Schedule 3.17(b), (i) the Company is not in violation or breach of or default under any such Contract (and with notice or lapse of time or both, would not be in violation or breach of or default under any such Contract), and (ii) neither Sellers nor the Company has received written notice that any other party to a Contract claims that such Contract is not its legal, valid and binding obligation or is unenforceable against such other party or that the Company is in default under such Contract.

          (c) The surety under the Bond Indemnity Agreement has not made any claim or demand against any other party to such agreement; to the Knowledge of Sellers the surety has not threatened to make any claim or demand against any party to such agreement; and to the Knowledge of Sellers no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as the basis for any claim or demand by the surety under the Bond Indemnity Agreement.

     3.18. Licenses. Schedule 3.18 contains a true and complete list of all Licenses of the Company used in and material to the business or operations of the Company. Prior to the execution of this Agreement, Sellers have delivered to Purchaser true and complete copies of all such Licenses. Except as disclosed in Schedule 3.18:

          (i) each License listed in Schedule 3.18 is valid, binding and in full force and effect;

          (ii) the Company holds all Licenses necessary or desirable to the conduct of its business, as currently being conducted; and

          (iii) the Company is not, and has not received any written notice that it is, in default under any such License.

     3.19. Insurance. Schedule 3.19 contains a true and complete list of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure the business, operations or employees of the Company. The insurance coverage provided by such policies will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has not received notice that any insurer under any policy referred to in this Section is (a) not renewing any such policy on substantially similar terms, or (b) denying liability with respect to a claim thereunder or defending under a reservation of rights clause. All premiums due on such insurance policies have been prepaid or paid when due. Except as noted on Schedule 3.19, the insurance coverage provided by the policies listed on Schedule 3.19 is sufficient for compliance with all Contracts to which the Company is a party or by which it is bound and with all requirements of any Law applicable to the Company.

     3.20. Employees; Labor Relations.

          (a) Schedule 3.20(a) contains a list of the name of each officer and employee of the Company at the date hereof, together with each such person’s position or function, annual base salary or wages and any incentive or bonus arrangement with respect to such person in effect on such date (each a “Business Employee”).

          (b) (i) The Company is not subject to any collective bargaining agreements or any agreements, contracts, decrees or orders requiring the Company to recognize, deal with or employ any persons organized as a collective bargaining unit or other form of organized labor and there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company; and (ii) the Company has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and the Company is not liable for any material arrears of wages of any Taxes or penalties for failure to comply with any such law, and, except as set forth in Schedule 3.20(b), no unfair labor practice complaint, sex or age discrimination claim, or claim under the Americans with Disabilities Act is pending against the Company before the National Labor Relations Board or any other Governmental or Regulatory Authority. There never has been any work stoppage or strike by employees of the Company. Since January 1, 2002, the Company has not received any written notice of noncompliance with applicable Laws relating to the employment of labor, including without limitation those relating to wages, hours and collective bargaining.

          (c) Except for Business Employees who are parties to employment Contracts listed on Schedule 3.17(a), all Business Employees are “at-will” employees.

     3.21. Substantial Business Relationships.

          (a) Schedule 3.21(a) lists all Persons for whose benefit or at whose request the Company has made loans which are presently outstanding which in the aggregate exceed Five Million Dollars ($5,000,000). Except as disclosed in Schedule 3.21(a), to the Knowledge of Sellers, no such Person is threatened with bankruptcy or insolvency.

          (b) The Company is in compliance in all material respects with all agreements with any of Fannie Mae, GNMA, HUD or Freddie Mac, and neither Sellers nor the Company has received written notice of any material noncompliance with the handbooks, manuals and guidelines applicable to Fannie Mae DUS lenders or seller/servicers, GNMA lenders or seller/services, HUD lenders or seller/servicers or Freddie Mac lenders or seller/servicers.

          (c) Since December 31, 2000, neither Sellers nor the Company has received any written notice from Fannie Mae, GNMA, HUD or Freddie Mac, respectively, stating or indicating that the Company was or is in default in its obligations to or agreements with Fannie Mae, GNMA, HUD or Freddie Mac, respectively; and Sellers have no Knowledge of any facts or events which would entitle or give Fannie Mae, GNMA, HUD or Freddie Mac, respectively, cause to terminate the Company as an approved DUS lender or GNMA, HUD or Freddie Mac lender or seller/servicer, respectively.

          (d) Since December 31, 2000, and except as listed on Schedule 3.21(d), the Company has not received any written notice from Fannie Mae of any default or deficiency in the Company’s performance as a DUS lender or Fannie Mae approved seller/servicer. Except as listed on Schedule 3.21(d), neither GNMA, HUD nor Freddie Mac has sent the Company written notice of any default or deficiency in the Company’s performance as a lender or seller/servicer. The Company is in full compliance with each net worth, reserve, liquidity and other financial conditions required by Fannie Mae, GNMA, HUD or Freddie Mac.

     3.22. No Powers of Attorney. Except as set forth in Schedule 3.22, the Company does not have any powers of attorney or comparable delegations of authority outstanding.

     3.23. Defaults. Except as set forth on Schedule 3.23, the Company is not in default or violation (and with notice or lapse of time or both would not be in default or violation) in respect of any loans made to Borrowers in the ordinary course of business.

     3.24. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Sellers directly with Purchaser without the intervention of any Person on behalf of Sellers in such manner as to give rise to any valid claim by any Person against Purchaser or the Company for a finder’s fee, brokerage commission or similar payment.

     3.25. Status of Outstanding Loans.

          (a) Schedule 3.25(a) is a complete list as of April 30, 2005 of all loans (other than construction loans) being serviced by the Company and indicates for each such loan the name of the party which owns such loan (or a participation interest therein) and the type of the loan (i.e., permanent, mezzanine, developer, etc.).

          (b) Schedule 3.25(b) is a complete list as of April 30, 2005 of all outstanding construction loans which have been closed (i.e., loan documents have been executed and a mortgage or deed of trust has been recorded) by the Company and indicates in each case the party providing the funds from which such loan was funded.

          (c) Schedule 3.25(c) is a complete list of all outstanding commitments for construction loans as of April 30, 2005 issued by the Company and indicates in each case the party from whom the funds will be obtained to fund such loan.

          (d) Schedule 3.25(d) is a complete list of all outstanding commitments for permanent loans as of April 30, 2005 issued by the Company (whether on its own behalf or on behalf of another party) and indicates in each case the proposed permanent lender and the intended disposition of such loan (e.g., sale to Fannie Mae, etc.).

          (e) Schedule 3.25(e) is a complete list of all loans originated or serviced by the Company which as of April 30, 2005 are identified as a non-performing, “watch list” or other similarly classified loans, and includes a narrative of the issues and action plan for each such loan, together with the criteria used to determine if loans should be so classified and identification of the criteria that resulted in each such loan’s classification.

          (f) Schedule 3.25(f) is a complete list of all permanent loans owned or serviced by the Company for which the underlying borrower or project has a debt service coverage ratio of less than 1.10 to 1.0, based upon the most recent financial reporting available to the Company as of April 30, 2005.

          (g) Schedule 3.25(g) is a complete list of all loans owned or serviced by the Company for which, in Sellers’ reasonable and good faith judgment, based on information currently available to Sellers, the Company may be required to make delinquency or servicing advances, including tax advances, during the next 12 months, or which may be unable to meet scheduled debt service requirements during such period.

          (h) Schedule 3.25(h) lists all construction loans owned or serviced by the Company (i) for which Sellers or the Company has reason to believe that the remaining loan proceeds will not be sufficient to complete the construction of the project free and clear of all liens, claims and encumbrances, or (ii) that are projected to have inadequate reserves, including interest, taxes and insurance, to reach conversion or stabilization.

          (i) Schedule 3.25(i) lists all construction loans where the project is currently encumbered by Liens, including identification of construction loans where the borrower has not provided a bond or other collateral in an amount equal to at least 100% of the aggregate amount of all such Liens.

          (j) Except as disclosed in Schedule 3.25(j), the Company received a lender’s policy of title insurance in connection with all loans made by the Company and secured by real property, in an amount not less than the loan amount.

          (k) All claims of the Company with GNMA in respect of that loan known as Pennock Place Apts. have been fully paid or accrued on the Company’s balance sheet, and neither the Company nor the Sellers have any reason to expect any further losses in excess of Three Thousand Dollars ($3,000) per month in respect of such loan.

     3.26. No Undisclosed Liabilities. To Sellers’ Knowledge, except as reflected or reserved against in the balance sheet included in the Audited Financial Statements or in the notes thereto or as disclosed in Schedule 3.26, there are no Liabilities or contingent liabilities (including guarantees) of, against, relating to or affecting the Company or any of its Assets and Properties, other than Liabilities which are incurred in the ordinary course of business consistent with past practice and which in the aggregate would not have a Material Adverse Effect.

     3.27. Affiliate Transactions. Except as disclosed in Schedule 3.27, as of the date of this Agreement, (i) there are no (a) Liabilities of the Company owed to any of Sellers or Sellers’ Associates, or (b) Liabilities of any of Sellers or Sellers’ Associates owed to the Company, in each case, which would survive Closing, and (ii) the Company has not, directly or indirectly, extended credit, arranged to extend credit, or renewed any extension of credit, in the form of a personal loan, to or for any director or executive officer of the Company, or to or for any family member or affiliate of any director or executive officer of the Company. Except as disclosed on Schedule 3.27, Oak Grove Realty Services, Inc., the property management company owned and controlled by David Williams, does not provide property management services to any property or project for which the Company has provided or arranged any financing.

     3.28. Books and Records. The books of account, minute books, stock record books and other Books and Records of the Company are complete and correct in all material respects and have been maintained in accordance with reasonable business practices. All Books and Records of the Company which have been delivered or otherwise made available to Purchaser are true, complete and accurate copies of the Company’s records.

     3.29. Environmental Matters. Except as shown on Schedule 3.29(a), neither Sellers nor the Company has received written notice that any property with respect to which the Company has made a loan is in violation of any Environmental Law. Except as shown on Schedule 3.29(b), the Company has obtained a Phase I Environmental Assessment for each property with respect to which it has made a loan.

     3.30 Securities Restrictions. Each of Sellers acknowledges that the MuniMae Common Shares, if and when issued, will not be registered under the Securities Act as of the date of issue, and therefore may not be resold without compliance with the Securities Act and any applicable state securities laws. The MuniMae Common Shares are being or will be acquired by each of Sellers solely for his own account and without a view to distribution within the meaning of the Securities Act. Each of Sellers covenants, warrants and represents that none of the MuniMae Common Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the Securities Act and applicable state securities laws and the rules and regulations thereunder. Certificates representing the MuniMae Common Shares shall bear a legend in substantially the following language:

THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ( “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED WITHOUT A VIEW TO DISTRIBUTION WITHIN THE MEANING OF THE 1933 ACT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF

COUNSEL TO THE COMPANY, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND SUCH LAWS.

     3.31. Accredited Investor Status. Each Seller is able to bear the economic risk of an investment in the MuniMae Common Shares and can afford to sustain a total loss of such investment. Each Seller represents to MuniMae and Purchaser that such Seller is an “accredited investor,” as that term is defined in Regulation D under the Securities Act for the reasons specified on such Seller’s Certification, the form of which is attached hereto as Exhibit K.

     3.32. No Implied Representations. PURCHASER, MUNIMAE AND SELLERS ACKNOWLEDGE AND AGREE THAT SELLERS ARE NOT MAKING, WHETHER CONTAINED IN OR REFERRED TO IN ANY MATERIALS THAT HAVE BEEN OR SHALL HEREAFTER BE PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES, AGENTS OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE), BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MUNIMAE

     MuniMae hereby represents and warrants to Sellers as set forth in Exhibit C attached hereto and incorporated herein by this reference. Purchaser hereby represents and warrants to Sellers as follows:

     4.01. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida. Purchaser has full corporate power and authority to execute and deliver this Agreement and the Operative Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Purchaser is duly qualified, licensed or admitted to do business and is in good standing in all jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary and in which the failure to be so qualified, licensed or admitted and in good standing could reasonably be expected to have an adverse effect on the validity or enforceability of this Agreement or any of the Operative Agreements to which it is a party or on the ability of Purchaser to perform its obligations hereunder or thereunder.

     4.02. Authority. The execution and delivery by Purchaser of this Agreement and the Operative Agreements to which it is a party, and the performance by Purchaser of its obligations hereunder and thereunder, have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate action on the part of Purchaser or its stockholder is necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes, and upon the execution and delivery by Purchaser of the Operative Agreements to which it is a party, such Operative Agreements will constitute, legal, valid and binding obligations of

Purchaser enforceable against Purchaser in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, recharacterization or other similar Laws affecting creditor’s rights generally and by general equitable principles (regardless of whether considered in a proceeding in equity or at Law).

     4.03. No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the execution and delivery by Purchaser of the Operative Agreements to which it is a party, the performance by Purchaser of its obligations under this Agreement and such Operative Agreements and the consummation of the transactions contemplated hereby and thereby will not:

          (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Articles of Incorporation or by-laws of Purchaser;

          (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices required under the HSR Act, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Assets and Properties; or

          (c) except for the filing and processes required under the HSR Act, (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of, or (iv) result in the creation or imposition of any Lien upon Purchaser or any of its Assets and Properties under, any Contract or License to which Purchaser is a party or by which any of its Assets and Properties is bound.

     4.04. Governmental Approvals and Filings. Except for the filing and processes required under the HSR Act, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser is required in connection with the execution, delivery and performance of this Agreement or the Operative Agreements to which it is a party or the consummation of the transactions contemplated hereby or thereby.

     4.05. Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or any of the Operative Agreements.

     4.06. Financial Capability. Purchaser will have available sufficient funds to pay the Cash Closing Payment on the Closing Date, and will have sufficient funds to pay when due any other part of the Purchase Price (including the Deferred Purchase Price and the Earn-Out Amount) and consummate the transactions contemplated by this Agreement. After giving effect to the transactions contemplated by this Agreement and to any indebtedness being incurred by Purchaser on the Closing Date in connection therewith, on the Closing Date and on the dates on which any other parts of the Purchase Price are due, Purchaser will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.

     4.07. Investigation; Forecasts. Purchaser is an informed and sophisticated participant in the transactions contemplated by this Agreement and has undertaken such investigation as it deems necessary and has been provided with and has evaluated certain documents and information in connection with the execution, delivery and performance of this Agreement and the Operative Agreements. With respect to any financial projection or forecast delivered on behalf of Sellers to Purchaser, Purchaser acknowledges that there are uncertainties inherent in attempting to make such projections and forecasts, that it is familiar with such uncertainties and that Sellers have made no representations or warranties with respect thereto.

     4.08. Purchase for Investment. The Glaser Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 12.10) for its own account for the purpose of investment, it being understood that the right to dispose of such Glaser Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Glaser Shares, or any interest therein, in such manner as to cause Sellers to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

     4.09. Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Sellers without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Sellers or the Company for a finder’s fee, brokerage commission or similar payment.

ARTICLE V
COVENANTS OF SELLERS

     Sellers, jointly and severally, covenant and agree with Purchaser that, at all times from and after the date hereof, for the period specified herein or, if no period is specified herein, indefinitely, Sellers will comply with all covenants and provisions of this Article V, except to the extent Purchaser may otherwise give its prior consent in writing.

     5.01. Regulatory and Other Approvals. Sellers will, and will cause the Company to, (a) prior to the Closing, use commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of Sellers or the Company to consummate the transactions contemplated hereby, including those described in Schedules 3.06 or 3.07, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Purchaser or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Purchaser as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Purchaser to consummate the transactions contemplated hereby. Sellers will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement or any of the Operative Agreements.

     5.02. Books and Records. At Closing, Sellers will deliver or make available to Purchaser at the offices of the Company all of the Books and Records, and if at any time after the Closing Sellers discover in their possession or under their control any other Books and Records, they will forthwith deliver such Books and Records to Purchaser.

     5.03. Notice and Cure. From and after the date of this Agreement until the Closing, Sellers will notify Purchaser promptly in writing of, and contemporaneously will provide Purchaser with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sellers under this Agreement to be breached or that renders or will render untrue any representation or warranty of Sellers contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Notice given pursuant to this Section 5.03 which relates to facts existing or circumstances occurring prior to the date of this Agreement shall not cure or otherwise have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein nor shall such notice in any way limit Purchaser’s right to seek indemnity under Article XI. Notice given pursuant to this Section 5.03 with respect to matters first occurring after the date of this Agreement shall not cure or otherwise have any effect on any representations, warranties, covenants, or agreements for purposes of determining whether the conditions of Section 8.02(b) have been satisfied, but shall cure the related breach of any representation or warranty for all other purposes under this Agreement.

     5.04. Continued Access. Between the date of this Agreement and the Closing Date, Sellers will afford Purchaser and its advisors reasonable access to the personnel, properties, Contracts, Books and Records, and other documents and data of the Company. Any such access will be provided, and all such inspections will be conducted, at reasonable times and in such a manner as not to interfere with the operations of the Company.

     5.05. Operation of the Business Prior to Closing.

     (a) Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (i) conduct the business of the Company in the ordinary course of business, and preserve the Company’s Assets and Properties, in each case, in substantially the same manner as heretofore conducted or preserved consistent with past practice, (ii) use reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers and employees of the Company, and maintain the contractual relations and goodwill of the Company with, Fannie Mae, GNMA, HUD, Freddie Mac, borrowers, landlords, creditors and others having business relationships with the Company, (iii) not cause or permit any amendment, supplement, waiver or modification to or of its articles of incorporation or bylaws or create any Subsidiaries; (iv) not declare, set aside, make or pay dividends or other distributions on or in respect of, or redeem or repurchase, directly or indirectly, any shares of capital stock of the Company, or issue or sell any shares of capital stock of the Company, or any securities convertible or exchangeable for any such shares; (v) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Article III; (vi) not change in any respect its accounting practices, policies or principles, except as may be required by applicable law or GAAP; (vii) pay down existing Indebtedness, and not incur new or increased Indebtedness, except in the ordinary course of business consistent with past practices; and (viii) not undertake any matters outside the ordinary course of business without the prior written consent of Purchaser which consent shall not be unreasonably withheld or delayed and if not withheld or given within ten (10) days of notice of such undertaking shall be deemed given. An action shall be deemed to be in the ordinary course of business only if it is consistent with past practice.

          (b) Notwithstanding any provision of Section 5.05(a)(iv) to the contrary, the Company may make distributions of cash and cash equivalents to Sellers prior to the Closing Date, including the assignment of that promissory note identified on Schedule 3.27 payable by Southview Senior Living LLC to the Company; provided, however, that after giving effect to such distributions the Company shall have working capital (as determined in accordance with Section 2.06) of at least Five Hundred Thousand Dollars ($500,000) and shall be in full compliance with each net worth, reserve, liquidity and other financial condition required by Fannie Mae, GNMA, HUD or Freddie Mac; and provided further, however, that the Company shall not incur any Indebtedness in order to make any such distribution.

          (c) Notwithstanding any provision of Section 5.05(a) to the contrary, the Company may take those actions that are described on Exhibit H attached hereto.

     5.06. Tax Matters. Without the prior written consent of Purchaser, neither the Company nor Sellers shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company for any period ending on or after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

     5.07. No Solicitation, Etc. From and after the date of this Agreement until the earlier to occur of the Closing or termination of this Agreement pursuant to Article X, Sellers will not, and shall cause the Company not to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, or discuss or negotiate with, any Person relating to any transaction involving the sale of the business or Assets or Properties of the Company or the capital stock of the Company.

     5.08. Affiliate Transactions.

          (a) Beginning on the date of this Agreement, Sellers shall not enter into any transactions between Sellers and the Company and Sellers shall cause the Company to refrain from entering into any transactions between the Company and Sellers’ Associates and Sellers shall refrain from entering into any transactions involving the acquisition or disposition of MuniMae Common Shares. In addition, during the term of their respective employment agreements, (i) each Seller shall give the employer under such employment agreements at least five (5) Business Days notice of any proposed transactions involving the disposition of 5,000 or more MuniMae Common Shares and shall conduct all transactions so as to comply with all applicable securities laws and (ii) each Seller shall comply with the terms of their respective employment agreements which will contain restrictions which are generally applicable to all members of senior management of Purchaser and MuniMae.

          (b) Notwithstanding Section 5.08(a) to the contrary, no later than the Business Day immediately preceding the Closing Date, Sellers will cause the Company, on the one hand, and Sellers and their family members, family trusts and related persons, on the other hand, to repay in full or duly forgive the repayment of all debt owed by either to the other, including those promissory notes identified on Schedule 3.27 payable by GFW Lamplighter Village, LLC, GFW Properties, LLC, and David Williams, respectively. For purposes of this Agreement, all such repayments and any forgiveness shall be treated as having occurred immediately prior to the Closing Date.

     5.09. Termination of Certain Contracts. At or prior to Closing, Sellers shall cause the parties to the Amended and Restated Shareholders Agreement described in Schedule 3.17(a) and the parties to the Pledge and Escrow Agreement described in Schedule 3.04, respectively, to terminate those Contracts and to release one another with respect to any obligations and liabilities under the applicable Contract; provided, however, that, for purposes of the Stock Redemption Agreement dated as of January 31, 2005, between the Company and Curtis D. Glaser, Section 5 of the Amended and Restated Shareholders Agreement shall survive the termination of such shareholders agreement as provided therein. All such terminations and releases will be in form and substance reasonably satisfactory to Purchaser, and Sellers shall furnish to Purchaser, at or prior to Closing, a complete copy of each such termination and release.

     5.10. Glaser Resignation. At or prior to Closing, Sellers shall cause Curt Glaser to resign from all positions with the Company.

ARTICLE VI
COVENANTS OF PURCHASER AND MUNIMAE

     Purchaser, as to itself, and MuniMae, as to itself, covenant and agree with Sellers that, at all times from and after the date hereof, Purchaser or MuniMae, as the case may be, will comply with all covenants and provisions of this Article VI applicable to it, except to the extent Sellers may otherwise consent in writing.

     6.01. Regulatory and Other Approvals. Purchaser will (a) prior to the Closing, use commercially reasonable efforts, to obtain as promptly as practicable all consents, approvals or actions of, to make all filings with and to give all notices to Governmental or Regulatory Authorities or any other Person required of it to consummate the transactions contemplated hereby, including, without limitation, those described in Schedule 4.04, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as Sellers or such Governmental or Regulatory Authorities or other Persons may reasonably request and (c) cooperate with Sellers and the Company as promptly as practicable in obtaining all consents, approvals or actions of, making all filings with and giving all notices to Governmental or Regulatory Authorities or other Persons required of Sellers or the Company to consummate the transactions contemplated hereby and by the Operative Agreements. Purchaser will provide prompt notification to Sellers when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Sellers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

     6.02. Notice and Cure. From and after the date of this Agreement until the Closing, Purchaser or MuniMae, as the case may be, will notify Sellers promptly in writing of, and contemporaneously will provide Sellers with true and complete copies of any and all information or documents relating to, and will use commercially reasonable efforts to cure, any event, transaction or circumstance occurring after the date of this Agreement that causes or will cause any covenant or agreement of Purchaser or MuniMae, respectively, under this Agreement to be breached or that renders or will render untrue any representation or warranty of Purchaser or MuniMae, respectively, contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. Notice given pursuant to this Section 6.02 which relates to facts existing or circumstances occurring prior to the date of this Agreement shall not cure or otherwise have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposed of determining satisfaction of any condition contained herein nor shall such notice in any way limit Sellers’ right to seek indemnity under Article XI. Notice given pursuant to this Section 6.02 with respect to matters first occurring after the date of this Agreement shall not cure or otherwise have any effect on any representations, warranties, covenants, or agreements for purposes of determining whether the conditions of Section 8.03(b) have been satisfied, but shall cure the related breach of any representation or warranty for all other purposes under this Agreement.

     6.03. Employees and Benefit Plans.

          (a) As of the Closing Date, Purchaser will provide (or will cause the Company or another Affiliate of Purchaser that employs each Business Employee to provide) each Business Employee with the same (or substantially comparable) employee pension, welfare and benefit plans, programs and arrangements as MuniMae (or MMA Financial, LLC) offers, as of the Closing Date, to similarly situated employees ( “Purchaser’s Benefit Plans”). Purchaser will take the necessary actions so that each Business Employee will receive full credit for (i) years of past service with the Company and its Affiliates for purposes of any length of service requirements (including eligibility waiting periods, vesting service periods and pre-existing condition exclusions) and for purposes of calculating severance, sick leave, vacation leave and paid-time off under Purchaser’s Benefit Plans and (ii) deductibles and co-payments made under a Company Benefit Plan for the plan year in which the Closing Date occurs under Purchaser’s Benefit Plans to the same extent Business Employees received such credit under any Company Benefit Plan. If the Company 401(k) Plan terminates, Purchaser will take the necessary actions so that each Business Employee will be allowed to rollover such individual’s “eligible rollover distribution,” within the meaning of Section 402(a)c)(4) of the Code, (if any) from a Company Qualified Plan directly to a Purchaser’s Benefit Plan that is a Qualified Plan and will, if the individual so elects, accept a direct rollover of the individual’s plan loan account from the Company’s Qualified Plan.

          (b) If the Company, Purchaser or another Affiliate of Purchaser that employs a Business Employee terminates the employment of any Business Employee without cause (as determined by Purchaser in its reasonable discretion) within three (3) months after the Closing Date and provided the Business Employee signs a general waiver and release of claims in a form acceptable to Purchaser, then Purchaser will provide (or cause the Company or another Affiliate of Purchaser to provide) any such Business Employee with severance benefits of no less than one (1) week of base pay for each full year of service with the Company up to a maximum of sixteen (16) weeks; provided, however, that Purchaser is not obligated to provide such severance payments to any Business Employee who is entitled to receive severance benefits pursuant to an individual agreement with the Company, Purchaser or any Affiliate of Purchaser.

          (c) Sellers and Purchaser, and their respective Affiliates, will cooperate with each other in all reasonable respects (including the adoption of any necessary Plan amendments) relating to the actions to be taken pursuant to this Section 6.03.

     6.04. Rule 144 Undertaking.

          (a) For a period of four (4) years after the Closing Date, or until such time as Sellers may resell all MuniMae Common Shares issued under this Agreement without registration under the Securities Act and without the necessity of complying with Rule 144 under the Securities Act, whichever period is shorter, MuniMae shall:

               (i) make available and keep current public information as contemplated by Rule 144 under the Securities Act with respect to MuniMae;

               (ii) file with the SEC in a timely manner all reports and other documents required of MuniMae under the Securities Act and the 1934 Act; and

               (iii) furnish to each Seller upon written request a written statement by MuniMae as to its compliance with the reporting requirements of Rule 144, the Securities Act and the 1934 Act, a copy of the most recent annual or quarterly report of MuniMae, and such other reports and documents so filed as Seller reasonably may request in order to avail himself of any rule or regulation of the SEC allowing Seller to resell any such MuniMae Common Shares issued hereunder without registration under the Securities Act.

          (b) Nothing herein shall be construed so as to preclude MuniMae from entering into any acquisition, merger, or other business arrangement or to require MuniMae to remain publicly held or subject to the reporting requirements of the 1934 Act.

     6.05. Company Loan Officers. Until at least the third anniversary of the Closing Date, as long as they are employed by Purchaser (or an Affiliate), the six (6) existing Company Loan Officers (other than Sellers) shall continue to receive base and bonus compensation on terms no less favorable than their compensation by the Company prior to the Closing Date; provided, however, nothing in this Section 6.05 shall be deemed to create an employment agreement or any other employment or compensation rights in such employees, this Section 6.05 being for the sole benefit of the parties hereto.

ARTICLE VII
TAX MATTERS AND POST-CLOSING TAXES

     7.01. Pre-Closing Tax Returns. Sellers shall prepare or cause to be prepared, and file or cause to be filed all Tax Returns or claims for refund of the Company for all taxable periods of the Company ending on or prior to the Closing Date ( “Pre-Closing Tax Returns”). For clarification, the Company’s final Federal form 1120S for the taxable period ended the day prior to the Closing Date will be considered a Pre-Closing Tax Return to be filed by Sellers. With respect to any such Pre-Closing Tax Returns required to be filed by Sellers and not filed before the Closing Date, Sellers shall provide Purchaser and its authorized representatives with copies of any such completed Tax Return at least fifteen Business Days prior to the due date for filing of such Tax Return and Purchaser and its representatives shall have the right to review (but not to require any change to) such Tax Return prior to the filing of such Tax Return, which each Seller is hereby irrevocably authorized to sign on behalf of the Company. All Taxes with respect to such Tax Returns ( “Pre-Closing Taxes”) which are less than or equal to the accruals therefor as shown on the Closing Audit shall be paid by Purchaser and all Pre-Closing Taxes which exceed the accruals therefor as shown on the Closing Audit shall be paid as follows. All such Taxes which are federal income taxes or are Taxes which are otherwise imposed on Sellers directly shall be paid by Sellers; all other such Taxes shall be paid by Purchaser or the Company and shall constitute a Loss to Purchaser for purposes of Section 11.02. Purchaser shall not amend any Pre-Closing Tax Returns without Sellers’ consent. Sellers shall not amend any such

Tax Return without the written approval of Purchaser, which approval may not be unreasonably withheld. To the extent permitted by applicable law, Sellers shall include any income, gain, loss, deduction or other tax items for such periods on their Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to Sellers for such period.

     7.02. Transfer Taxes. Purchaser shall pay one-half and Sellers shall pay one-half of any and all sales, use, transfer, real property transfer, recording, gains, stamp stock transfer and other similar taxes and fees ( “Transfer Taxes”) arising out of or in connection with the transactions effected pursuant to this Agreement, and each shall indemnify, defend, and hold harmless the other with respect to its proportionate share of such Transfer Taxes. The party required by law to file all necessary documentation and Tax Returns with respect to such Transfer Taxes shall do so.

     7.03. Post-Closing Taxes and Sellers’ Post-Closing Taxes.

          (a) Purchaser shall timely prepare and file (or cause to be prepared and filed) all Tax Returns required by law for all Taxes covering the Company for periods ending after the Closing Date, including periods which include a period prior to the Closing Date ( “Post-Closing Tax Returns”). For clarification, pursuant to Section 1.1502-76(b)(1)(ii)(A)(2) of the Treasury Regulations, the Company will become a member of Purchaser’s or its affiliates consolidated group at the beginning of the Closing Date, with any Closing Date income of the Company included in the applicable Federal Form 1120 of Purchaser or its common parent and any applicable State Income Tax Returns adopting a similar cutoff period. Purchaser will determine in good faith the basis on which all Post-Closing Tax Returns are to be filed. Purchaser shall timely pay or cause to be paid all Taxes relating to Post-Closing Tax Returns ( “Post-Closing Taxes”).

          (b) For purposes of determining the adequacy of the accruals for Taxes on the Company’s balance sheets as of the date of the Closing Audit (prepared in accordance with GAAP), the amount of any Taxes for a period beginning before and ending after the date of the Closing Audit which shall be deemed to have accrued on or before the date of the Closing Audit ( “Sellers’ Post-Closing Taxes”) shall be:

               (i) in the case of any real or personal property Tax, an amount equal to the Tax for the Assets and Properties owned by the Company on the date of the Closing Audit for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the entire taxable period ending on the date of the Closing Audit and the denominator of which is the number of days in the entire taxable period;

               (ii) in the case of any other Tax, other than income Tax for income generated on the Closing Date included in Purchaser’s or its affiliated consolidated group or similar state return as described in Section 7.03(a) which shall be the responsibility of Purchaser, the amount that would be payable by the Company if its taxable year ended on the date of the Closing Audit.

At least thirty (30) days prior to the filing of any Post-Closing Tax Return which includes any Sellers’ Post-Closing Taxes, Purchaser shall provide Sellers with a copy of the return along with Purchaser’s calculation of Sellers’ Post-Closing Taxes related thereto and shall, at the request of Sellers, during the following thirty (30) days consult with Sellers concerning such Post-Closing Tax Return.

          (c) Upon the filing of the Post-Closing Tax Returns, Sellers shall pay to Purchaser any of Sellers’ Post-Closing Taxes which constitute federal income taxes to the extent such Taxes are not payable directly by Sellers and exceed the accruals therefor as shown on the Closing Audit, except as otherwise provided in Section 7.03(b); all of Sellers’ Post- Closing Taxes which are not federal income taxes shall be paid by Purchaser or the Company and, to the extent such Taxes exceed the accruals therefor as shown in the Closing Audit, except as otherwise provided in Section 7.03(b), shall constitute a Loss to Purchaser for purposes of Section 11.02.

     7.04. Notification of Audits. Purchaser shall promptly notify Sellers in writing upon receipt by Purchaser of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company, so long as any period relating to Pre-Closing Taxes remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Purchaser which may affect the Tax liabilities of the Company, in each case for periods relating to Pre-Closing Taxes only. To the extent that any such audits or assessments relate exclusively to Pre-Closing Taxes for which Sellers are required to indemnify Purchasers hereunder, Sellers will have the right to control the contest of any such audit or assessment, at Sellers’ own expense, and Purchaser may participate in any such audit or expense at its own cost which costs of Purchaser will not be indemnified hereunder.

     7.05. Maintenance of Records. After the Closing Date, Purchaser and Sellers shall make available to the other, as reasonably requested, all information, records or documents relating to Tax liabilities or potential Tax liabilities of Sellers, any Affiliate of Sellers or the Company for any period commencing before the Closing Date and for the portion of any period allocated to Sellers under Section 7.03, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations, including extensions thereof, or such other period as required by Law. Purchaser and Sellers shall also make available to each other as reasonably requested by Purchaser or Sellers, as the case may be, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters. In case at any time after the Closing Date any further action is necessary to carry out the purposes of this Agreement, the parties hereto shall take all such necessary action.

     7.06. Purchase Price Adjustment Any payments made to Sellers, the Company or Purchaser pursuant to this Article VII shall constitute an adjustment of the Purchase Price with respect to the Glaser Shares acquired in exchange for the Cash Closing Payment for Tax purposes and shall be treated as such by Purchaser and Sellers on their Tax Returns to the extent permitted by law.

     7.07. Tax Sharing Agreements. All Tax sharing or similar agreements, if any, to which the Company is a party will be cancelled at or prior to the Closing and neither the Company nor Purchaser shall not be bound thereby or have any obligation thereunder.

     7.08. S Corporation Status. The Company and Sellers shall not revoke the Company’s election to be taxed as an S corporation within the meaning of Code §§ 1361 and 1362. The Company and Sellers shall not take or allow any action other than the sale of the Company’s stock pursuant to this Agreement that would result in the termination of the Company’s status as a validly electing S corporation within the meaning of Code §§ 1361 and 1362.

     7.09. Section 338 Election. Neither Purchaser nor any of its Affiliates will make an election under Section 338(g) of the Code in connection with Purchaser’s acquisition of the Glaser Shares.

ARTICLE VIII
CONDITIONS TO CLOSING

     8.01. Conditions to Obligations of Each Party. The respective obligations of Purchaser and Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of the following conditions, any of which may be waived in a writing executed by each of Purchaser and Sellers:

          (a) No Order. No Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated hereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect, nor shall any proceeding brought by a Governmental or Regulatory Authority seeking any of the foregoing be pending.

          (c) HSR Act. All notice periods shall have elapsed or otherwise been terminated under the HSR Act.

     8.02. Additional Conditions to Purchaser’s Performance. Purchaser’s obligation to proceed to Closing shall be conditioned upon the satisfaction (or the waiver in writing by Purchaser) of each of the following:

          (a) Sellers shall have obtained and delivered to Purchaser written consent to the Transaction of Fannie Mae, HUD, GNMA, Freddie Mac and each other Person listed on Exhibit I attached hereto, all in form and substance reasonably satisfactory to Purchaser.

          (b) Each of Sellers’ representations and warranties set forth in Article III shall be true and correct in all material respects, except that those representations and warranties already qualified by any materiality standard shall be true and correct in all respects; and Sellers shall so certify in writing at Closing.

          (c) Sellers shall deliver to Purchaser certificates evidencing the Glaser Shares and good and valid title to the Glaser Shares, free and clear of all Liens (except for normal restrictions on transfer under applicable securities laws).

          (d) Sellers shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement or in any Operative Agreement to be performed and complied with by any of Sellers at or before Closing and Sellers shall so certify in writing at Closing.

          (e) Each of Sellers shall have executed and delivered to Purchaser that employment agreement in the form attached hereto as Exhibit B and intended to be executed by him (collectively, the “Employment Agreements”).

          (f) Purchaser shall have received certificates of good standing for the Company for the State of Minnesota and each other state listed on Schedule 3.03, each such certificate of good standing to be dated as of a date not more than thirty days prior to the Closing Date.

          (g) Purchaser shall have received an estoppel certificate from the lessor under the real property lease for the Company’s St. Paul, Minnesota offices, substantially in the form attached hereto as Exhibit D; such lessor shall have executed and delivered to Purchaser a lease with respect to the Company’s St. Paul offices in the form of Exhibit J attached hereto; and Seller shall have obtained and delivered to Purchaser the written consent of Wells Fargo Bank, National Association, to the lease in the form of Exhibit J.

          (h) Purchaser shall have received a release and estoppel certificate from Curt Glaser in the form attached hereto as Exhibit E.

          (i) No Material Adverse Effect shall have occurred since the date of this Agreement, and, with respect to the Indebtedness of the Company, there shall have been no payment default and no occurrence which if not waived would remain a default.

          (j) There shall not have been made or threatened by any Person any claim that, in the judgment of Purchaser, reasonably asserts that such Person (i) is a holder or a beneficial owner of, or has any Option with respect to, any of the stock, or any other voting, equity or ownership interest in, the Company or (ii) is entitled to all or any portion of the Purchase Price.

          (k) Each of Sellers shall have executed and delivered to Purchaser a duly completed Seller’s Certification in the form of Exhibit K attached hereto.

     8.03. Additional Conditions to Sellers’ Performance. Sellers’ obligation to proceed to Closing shall be conditioned upon the satisfaction (or the waiver in writing by Sellers) of each of the following:

          (a) Purchaser shall have obtained and delivered to Sellers the written consent to the Transaction of each of the following: (i) each Person whose consent to the Transaction is required by any Contract, Order or Law by which Purchaser is bound or to which it is subject and (ii) the Board of Directors of Purchaser.

          (b) Each of Purchaser’s representations and warranties set forth in Article IV of this Agreement shall be true and correct in all material respects and Purchaser shall so certify in writing at Closing; and each of MuniMae’s representations and warranties set forth in Exhibit C to this Agreement shall be true and correct in all material respects and MuniMae shall so certify in writing at Closing;

          (c) Purchaser shall have performed in all material respects all obligations and agreements and complied with all covenants in this Agreement or in any Operative Agreement to be performed and complied with by Purchaser at or before Closing and Purchaser shall so certify in writing at Closing.

          (d) The employer under the Employment Agreements shall have executed and delivered to Sellers the Employment Agreements.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS, WARRANTIES,
COVENANTS AND AGREEMENTS

     9.01. Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Purchaser (whether or not exercised) to investigate the affairs of the Company or any right of any party (whether or not exercised) to investigate the accuracy of the representations and warranties of the other parties contained in this Agreement, but subject to Sections 5.03, 6.02 and 9.02, Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement. The representations, warranties, covenants and agreements of Sellers and Purchaser contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 3.01 (Sellers), 3.02 (Due Execution), 3.03 (Organization of the Company), 3.04 (Capital Stock), 3.05 (Subsidiaries), 3.24 (Brokers), 4.02 (Authority), 4.06 (Financial Capability), 4.08 (Purchase for Investment), 4.09 (Brokers), and in Exhibit C, items 1 (Organization), 2 (Authority), and 3 (Issuance of MuniMae Shares), (b) with respect to the representations and warranties contained in Section 3.10 (Taxes), until thirty (30) days following the expiration of all applicable statutes of limitations with respect to the subject matter thereof, (c) until eighteen (18) months after the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed in whole or in part on or prior to the

Closing and (d) with respect to each other covenant or agreement contained in this Agreement, for a period comparable to that used in clause (c) following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI.

     9.02. Closing Certificate At Closing, Sellers and Purchaser shall certify to each other that neither has any actual knowledge of the breach or violation of any representation, warranty, covenant or agreement of the other which could reasonably be expected to give rise to a Loss, except as specifically stated in such Certificate. Notwithstanding any provision of this Agreement to the contrary, to the extent a party had actual knowledge prior to the Closing Date of any matter required to be disclosed on such Certificate and such party fails to disclose such actual knowledge, such party shall not be entitled to claim a Loss based thereon.

ARTICLE X
TERMINATION

     10.01. Termination. This Agreement may be terminated:

          (a) at any time prior to the Closing Date by mutual written consent of Purchaser and Sellers; or

          (b) by Purchaser or Seller, if (i) the Closing shall not have taken place on or before August 15, 2005, or such later date as the parties may have agreed to in writing, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination, (ii) there shall be in effect a final nonappealable order, decree or ruling of a federal or state court preventing consummation of the transactions contemplated hereby, or (iii) there shall be any legal requirement enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental or Regulatory Authority that would make the consummation of the transactions contemplated hereby illegal;

          (c) by Purchaser, if Purchaser is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Sellers and (i) Sellers have not cured such breach within ten (10) days after notice of such breach has been given by Purchaser to Seller in accordance with Section 12.01 (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured) and (ii) if not cured within the timeframe in clause (i), one or more of the conditions set forth in Section 8.01 or Section 8.02 would not be satisfied at or prior to the Closing; or

          (d) by Sellers, if Sellers are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and (i) Purchaser has not cured such breach within ten (10) days after notice of such breach has been given by Sellers to Purchaser in accordance with Section 12.01 (provided, however, that, no cure period shall be required for any such breach which by its nature cannot be cured) and (ii) if not cured within the timeframe in clause (i), one or more of the conditions set forth in Section 8.01 or Section 8.03 would not be satisfied at or prior to the Closing.

     10.02. Effect of Termination. Subject to Sections 5.03 and 6.02, in the event of the termination of this Agreement prior to the Closing pursuant to the provisions of Section 10.01, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders, members or Affiliates, except for any Liability resulting from such party’s breach of this Agreement occurring prior to termination of this Agreement and any resulting remedies therefor available at law or equity. This Section 10.02 and Article XII (Miscellaneous) shall survive such termination and shall remain in full force and effect. No termination of this Agreement shall affect the obligations of the parties to the Confidentiality Agreements or under the provisions of Section 2.09, all of which obligations shall survive termination of this Agreement. In addition, upon any termination pursuant to Section 10.01 Purchaser shall immediately return to Sellers or destroy any Confidential Information (as defined in the Confidentiality Agreements) relating to the Company in the possession of Purchaser, its Affiliates or their respective agents.

ARTICLE XI
INDEMNIFICATION

     11.01. Tax Indemnifications.

          (a) Sellers will indemnify and hold harmless Purchaser and the Company from and against liability for all Pre-Closing Taxes and all Sellers’ Post-Closing Taxes in accordance with Sections 7.01 and 7.03(c); in each case such indemnification will apply only to the extent such Taxes exceed the accruals therefor as shown on the Closing Audit.

          (b) Purchaser and the Company will indemnify and hold harmless Sellers from and against liability for Post-Closing Taxes other than Sellers’ Post-Closing Taxes, required to be paid by or reimbursed by Sellers under Section 7.03(c).

     11.02. Other Indemnification.

          (a) Sellers shall, jointly and severally, indemnify Purchaser and its members, officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any inaccuracy of any representation or a breach of any warranty made by any of Sellers to Purchaser in this Agreement or any Disclosure Schedule or any instrument or other document delivered pursuant to this Agreement, or (ii) failure to duly and timely perform any covenant or agreement on the part of Sellers contained in this Agreement or any instrument or other document delivered pursuant to this Agreement.

          (b) Purchaser and MuniMae shall, jointly and severally, indemnify Sellers in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any inaccuracy of any representation or a breach of any warranty made by Purchaser or MuniMae to Sellers in this Agreement or any Schedule delivered by Purchaser or MuniMae to Sellers on the date of this Agreement or any instrument or other document delivered pursuant to this Agreement; (ii) failure to duly and timely perform any covenant or agreement on the part of Purchaser or MuniMae contained in this Agreement or any instrument or other document delivered pursuant to this Agreement; or (iii) any Liability arising out of the ownership or operation of, or the business or activities of, the Company on or after the Closing Date, except to the extent resulting from, arising out of or relating to (x) fraud, gross negligence or knowing, willful and intentional misconduct on the part of either of Sellers or (y) any act or omission of either Seller in material violation of his Employment Agreement. In addition, Purchaser and MuniMae shall, jointly and severally, indemnify Sellers and their respective spouses in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject after the Closing Date, resulting from, arising out of or relating to the Bond Indemnity Agreement, except to the extent resulting from, arising out of or relating to fraud, gross negligence or knowing, willful and intentional misconduct on the part of either of Sellers and provided, however, that there shall not be any inaccuracy in Sellers representation set forth in Section 3.17(c) or any breach of any warranty made by Sellers in such section.

          (c) No amounts shall be payable as a result of any claim arising under this Section 11.02 unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Losses referred to in such Section in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate, in which event the Indemnified Parties shall be entitled to seek indemnity from the Indemnifying Parties for only Losses in excess of Five Hundred Thousand Dollars ($500,000), provided that (i) the aggregate joint and several liability of Sellers pursuant to Section 11.02(a) or otherwise in connection with the transactions contemplated by this Agreement shall not exceed Thirteen Million Four Hundred Thousand Dollars ($13,400,000) and (ii) the aggregate liability of Purchaser pursuant to Section 11.02(b) or otherwise in connection with the transactions contemplated by this Agreement shall not exceed Thirteen Million Four Hundred Thousand Dollars ($13,400,000). Notwithstanding the foregoing, nothing in this paragraph (c) shall limit (A) Purchaser’s right to indemnity for all Losses resulting from any inaccuracy of any representation or a breach of any warranty by Sellers contained in Section 3.01 (Sellers,), 3.02 (Due Execution), 3.03 (Organization of the Company), 3.04 (Capital Stock), 3.10 (Taxes), or 3.24 (Brokers) or any of the covenants in Section 11.01 or Article VII (Tax Matters and Post-Closing Taxes), (B) Sellers’ right to indemnity for all Losses resulting from any inaccuracy of any representation or a breach of any warranty by Purchaser contained in Section 4.02 (Authority) or 4.09 (Brokers) or by MuniMae contained in item 1 (Organization), 2 (Authority) or 3 (Issuance of MuniMae Common Shares) of Exhibit C, any of the covenants in Section 6.04 (Rule 144 Undertaking), Section 11.01,

Article VII (Tax Matters and Post-Closing Taxes) or as provided in clause (iii) of Section 11.02(b), or (C) Purchaser’s or Sellers’ right to indemnity for all Losses resulting from fraud.

          (d) Sellers shall have no liability or obligation to Purchaser for any Loss to the extent the liability attributable to such Loss is reflected or reserved for in the Closing Date net working capital calculation that is made pursuant to Section 2.06.

          (e) Notwithstanding any other provisions of this Agreement to the contrary, neither Sellers nor Purchaser shall be required to indemnify or otherwise protect the Indemnified Parties for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, exemplary, indirect or consequential damages, interference with business operations or diminution of the value of property, except to the extent any such matters arise out of fraud, gross negligence or knowing, willful and intentional misconduct on the part of the Indemnifying Party.

     11.03. Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.02 will be asserted as follows:

          (a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 11.02 is asserted against or sought to be collected from such Indemnified Party by a Person other than Sellers, the Company, Purchaser, MuniMae or any Affiliate of Sellers, Purchaser, or MuniMae (a “Third Party Claim”), the Indemnified Party shall promptly deliver a Claim Notice to the Indemnifying Party after the Indemnified Party’s learning of such Third Party Claim. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party.

               (i) The Indemnifying Party will have the right upon notice to the Indemnified Party to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party; provided, however, that, without the written consent of the Indemnified Party, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement that (A) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim, or (B) if pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnified Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnified Party. Except as provided in the preceding sentence, the Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if it irrevocably waives its right to indemnity under Section 11.02 with respect to such Third Party Claim and agrees to indemnify and hold the Indemnifying Party harmless from any Losses resulting from such Third Party Claim.

               (ii) If the Indemnifying Party fails to assume and prosecute reasonably diligently the Third Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a diligent manner and in good faith and may be settled at the discretion of the Indemnified Party; provided, however, that, without the consent of the Indemnifying Party, the Indemnified Party will not enter into any settlement that (A) does not include as an unconditional term thereof the giving by each claimant or plaintiff to the Indemnifying Party of a release from all liability in respect of such claim, or (B) if pursuant to or as a result of such consent or settlement, injunctive or other equitable relief would be imposed against the Indemnifying Party or such judgment or settlement could materially interfere with the business, operations or assets of the Indemnifying Party. Except as provided in the preceding sentence, the Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

          (b) If any Indemnified Party should have a claim under Section 11.02 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that any Indemnifying Party has been irreparably prejudiced thereby.

     11.04. Indemnity Payments.

          (a) Each of Sellers, Purchaser and MuniMae agrees to treat any indemnity payment (including any indemnity payment made by means of set-off as described in (b) below) made under this Article XI as an adjustment to the Purchase Price for all Tax purposes.

          (b) Any amounts which may be payable by Sellers to Purchaser pursuant to Article XI may, at Purchaser’s election, upon notice to Sellers, be satisfied in whole or in part by set-off against amounts owed to Sellers under Sections 2.04 and 2.05. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

          (c) Notwithstanding any other provision hereof, Sellers shall first satisfy any obligation for Losses by transferring shares of MuniMae Common Shares that Sellers have received hereunder (or such shares into which any of the foregoing may be converted or exchanged) to Purchaser (or its designee). For purposes of determining the number of shares to be so transferred, each share of MuniMae Common Shares so transferred by Sellers shall be deemed to have a value, on the date of transfer, equal to the Delivery Date Average Share Price for the returned Shares, using a “first in/first out” methodology (i.e., shares are deemed to be returned in the order they were originally delivered). If the Losses exceed the value of Sellers’ MuniMae Common Shares as so computed, Sellers shall pay the balance in cash.

     11.05. Subrogation. In the event that an Indemnifying Party shall be obligated to indemnify any Indemnified Party pursuant to this Agreement, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of such Indemnified Party with respect to any third-party claim to which the indemnification relates.

     11.06. Exclusive Remedy. Except for (i) any action based upon allegations of fraud with respect to the other in connection with this Agreement or any certificate delivered hereunder, and (ii) any equitable relief expressly provided for in this Agreement, from and after the Closing the parties’ sole remedy with respect to any and all claims arising under this Agreement or in connection with the transactions contemplated hereby, shall be pursuant to this Article XI, and, in furtherance of the foregoing, each of the parties hereby waives, from and after the Closing, to the fullest extent permitted by law, any and all other rights, claims and causes of action they may have against one another under this Agreement and in connection with the transactions contemplated hereby.

ARTICLE XII
MISCELLANEOUS

     12.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt or refusal if delivered personally or by commercial delivery service, or upon receipt or refusal of delivery if mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission from the recipient of such facsimile) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser or MuniMae, to:

MMA Mortgage Investment Corporation
c/o Municipal Mortgage & Equity LLC
The Pier IV Building
621 East Pratt Street, 3rd Floor
Baltimore, MD 21202
Facsimile No.: 410-727-5387
Attn: Gary Mentesana

with a copy (which shall not constitute notice) to:

Gallagher Evelius & Jones LLP
218 N. Charles Street, Suite 400
Baltimore, Maryland 21201
Facsimile No.: 410-837-3085
Attn: Stephen A. Goldberg

If to Sellers, to:

David Williams
18870 Brookwood Road
Prior Lake, Minnesota

and

Kevin Filter
1665 Hillcrest
St. Paul, Minnesota

with a copy (which shall not constitute notice) to:

Oppenheimer Wolff & Donnelly LLP
Plaza VII, Suite 3300
45 South Seventh Street
Minneapolis, Minnesota 55402
Facsimile No.: 612-607-7100
Attn: Timothy J. Scallen

Any party from time to time may change its address, facsimile number or other information for purposes of notices to that party by giving notice specifying such change to the other parties hereto.

     12.02. Entire Agreement. With the exception of the Confidentiality Agreements, which shall survive the execution and delivery of this Agreement and shall remain in effect in accordance with their respective terms, this Agreement and the Operative Agreements supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof, including, without limitation, that certain expression of interest between the parties dated March 9, 2005, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

     12.03. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses, and Sellers shall pay the costs and expenses of the Company, incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (i) Purchaser shall pay any fee required to be paid to the Federal Trade Commission in connection with any filing under the HSR Act required in order to consummate the transactions contemplated by this Agreement, (ii) Purchaser and Sellers shall share equally all other fees required to be paid in connection with the obtaining of any consent or approval, the making of any filing, or the giving of any notice necessary to consummate the transactions contemplated by this Agreement, including fees paid to Fannie Mae, Freddie Mac, GNMA and HUD, and (iii) Seller shall pay any Taxes or fees assessed upon or payable in order to validly effectuate the transfer of the Glaser Shares from Sellers to Purchaser.

     12.04. Public Announcements. Prior to the Closing: (i) neither Sellers, Purchaser nor MuniMae will issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company sells goods or provide services or with whom the Company otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld; and (ii) if either party is unable to obtain the approval of any such public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party’s disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Sellers and Purchaser will also obtain the other party’s prior approval of any press release to be issued immediately following the execution of this Agreement and upon Closing. Sellers acknowledge that such press releases will include a statement of the amount of the Purchase Price.

     12.05. Confidentiality. Each party hereto will hold, and will use its best efforts to cause its Affiliates and their respective Representatives to hold, in strict confidence from any Person (other than any such Affiliate or Representative), unless (i) compelled to disclose by judicial or administrative process (including in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of Governmental or Regulatory Authorities) or by other requirements of Law or (ii) disclosed in an Action or Proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party or any of its Affiliates furnished to it by the other party or such other party’s Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (a) previously known by the party receiving such documents or information, (b) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving party or (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to another party hereto to keep such documents and information confidential; provided that after the Closing, the foregoing restrictions will not apply to Purchaser’s use of documents and information concerning the Company furnished by Sellers hereunder. The provisions of this Section 12.05 are in addition to, and not in limitation of, the provisions of (i) the Confidentiality Agreement dated November 10, 2004 by and between the Company and MMA Financial, LLC, and (ii) the Confidentiality Agreement dated January 13, 2005 by and between MMA Financial, LLC and the Company (the “Confidentiality Agreements”), which Confidentiality Agreements shall remain in effect in accordance with their terms. Purchaser hereby agrees to be a party to, and shall be bound by, such Confidentiality Agreements, to the same extent as MMA Financial, LLC.

     12.06. Further Assurances; Post-Closing Cooperation.

          (a) For a period of five (5) years after the Closing, Sellers and Purchaser shall execute and deliver to Purchaser or Sellers, as the case may be, such other documents and instruments, provide such materials and information and take such other actions as Purchaser or Sellers may reasonably request (i) more effectively to vest title to the Glaser Shares in Purchaser or (ii) for the purpose of carrying out the intent of this Agreement.

          (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Business or Condition of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six years (or such longer period as such records may be required to be maintained by law or by Contract) after the Closing not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten day period after such offer is made.

          (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Business or Condition of the Company not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party shall use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient’s request, cost and expense. Any information obtained by Sellers in accordance with this paragraph shall be held confidential by Sellers in accordance with Section 12.05.

          (d) Notwithstanding anything to the contrary contained in paragraphs (b) and (c) of this Section, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

     12.07. Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

     12.08. Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

     12.09. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article XI.

     12.10. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations hereunder (including its rights under Article XI) to an Affiliate, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, but no such assignment shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

     12.11. Headings; Exhibits. The headings used in this Agreement or in any Exhibits have been inserted for convenience of reference only and do not define or limit the provisions hereof or thereof. Reference herein to Exhibits, unless indicated, shall refer to the Exhibits attached to this Agreement, which hereby are incorporated in and constitute a part of this Agreement.

     12.12. Breach; Abandonment. If any party shall fail to fulfill its obligations hereunder, including without limitation its obligations to close and to satisfy those conditions to Closing which are its responsibility, the other parties shall have all remedies available to them at law or in equity, including the right to specific performance.

     12.13. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (INCLUDING COUNTERCLAIMS AND CROSS-CLAIMS) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE

EITHER OF THE FOREGOING WAIVERS, (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (c) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION

     12.14. Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Minnesota or any state court located in St. Paul, Minnesota, in any action, suit or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein).

     12.15. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

     12.16. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota applicable to a Contract executed and performed in such State without giving effect to the conflicts of laws principles thereof.

     12.17. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     12.18 Representation by Counsel. Each party hereto represents and agrees that it has been represented by counsel of its own choosing during the negotiation and execution of this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or documents. Each party to this Agreement has carefully read and fully understands this Agreement in its entirety, has had it fully explained to them by such party’s respective counsel, and is fully aware of the contents and meaning, intent and legal effect of this Agreement.

[signatures are on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each party hereto as of the date first above written.

SELLERS:

/s/ David Williams

David Williams

/s/ Kevin Filter

Kevin Filter

PURCHASER:

MMA MORTGAGE INVESTMENT CORPORATION

By:	/s/ Gary A. Mentesana

Name:	Gary A. Mentesana

Title:	Executive Vice President

MUNIMAE:

MUNICIPAL MORTGAGE & EQUITY, LLC

By:	/s/ Gary A. Mentesana

Name:	Gary A. Mentesana

Title:	Executive Vice President